EXHIBIT 10.2

                               OPERATING AGREEMENT

                                       OF

                                   ICB L.L.C.

      This OPERATING AGREEMENT is made as of this 25th day of April, 1997 by the initial Members of ICB L.L.C., a Colorado limited liability company. In consideration of the mutual promises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the members agree as follows with respect to the administration and regulation of the affairs of the Company:

                     ARTICLE 1: ORGANIZATION AND DEFINITIONS

1.1 COMPANY NAME. The business of the Company will be conducted under the name "Isle of Capri Blackhawk L.L.C." or any other name determined by the Company in accordance with governing law.

1.2 INITIAL MEMBERS. The names and addresses of the two initial Members of the Company are as follows:

CASINO AMERICA OF COLORADO, INC.                BLACKHAWK GOLD, LTD.
("Casino America of Colorado"), a Wholly        ("Blackhawk Gold"), a Wholly Owned
Owned Subsidiary of Casino America, Inc.        Subsidiary of Nevada Gold & Casinos, Inc.
("Casino America")                              ("Nevada Gold")
711 Washington Loop                             3040 Post Oak Boulevard, Suite 675
Biloxi, Mississippi  39530                      Houston, Texas 77056

1.3 INITIAL OWNERSHIP. Upon execution of this Operating Agreement, the Ownership Interest of the Company is as set forth below:

      MEMBER                        OWNERSHIP INTEREST        INITIAL PAYMENT
      ------                        ------------------        ---------------
Blackhawk Gold, Ltd.                       48.4%                   $484
Casino America of Colorado, Inc.           51.6%                   $516

      The Ownership Interest shall be adjusted from time to time in accordance with the provisions of this Agreement; provided, however, that assuming the Members make the Initial Contributions contemplated by Section 4.1 (with no Additional Capital Contribution being made), the Ownership Interests of the Members will remain as shown above, and thereafter will only be
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changed to reflect Additional Contributions by the Members. The Ownership
Interests of the Members shall at all times be maintained on Appendix I hereto, which shall be amended chronologically from time to time as necessary.

1.4 COLORADO OFFICE AND AGENT. The initial registered office of the Company in Colorado is located at 1675 Broadway, Suite 1200, Denver, Colorado 80202, and its initial registered agent at such address is CT Corporation. The Company may subsequently change its registered office or registered agent in Colorado in accordance with the Act.

1.5 TERM. The Company begins on the date its Articles of Organization are filed with the Colorado Secretary of State and continues until December 31, 2096, or such earlier date as a Dissolution may occur.

1.6 FOREIGN QUALIFICATION. After formation of the Company under the Act, the Company will apply for any required certificate of authority to do business in any other state or jurisdiction where it conducts business, as appropriate.

1.7 DEFINITIONS. Terms used with initial capital letters will have the meanings specified in Exhibit "A", applicable to both singular and plural forms, for all purposes of this Agreement.

                         ARTICLE 2: PURPOSES AND POWERS

2.1 PRINCIPAL PURPOSE. The business and principal purpose of the Company is to investigate, seek, acquire and engage in casino gaming in the Black Hawk/Central City, Colorado area, and to engage in all activities related thereto, including, without limitation, the operation of restaurants, gift shops and/or a hotel.

2.2 POWERS. The Company has all of the powers granted to a limited liability company under the Act, as well as all powers necessary or convenient to achieve its purposes and to further its business.

                         ARTICLE 3: PROJECT DEVELOPMENT

3.1 GENERAL INTENT. The Members anticipate that certain expenditures will be made in the development of the Project pursuant to the Development Plan (including feasibility studies, development planning, regulatory approvals and the obtaining of financing). The Members anticipate that these costs will be funded by Casino America of Colorado pursuant and subject to the terms of Sections 3.4 and 4.1 hereof and subject to the other terms and conditions of this Agreement.

3.2 EMPLOYEE COSTS. Except as otherwise expressly provided in this Agreement or in the Management Agreement, each Member will be separately responsible for its own payroll and

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benefit expense of its employees and independent contractors with respect to the
Project or Company business.

3.3 DEBT FINANCING. Except for the Initial Contributions by the Members, the Members acknowledge and agree that, to the extent commercially reasonable, the Project will be funded through debt financing. The Company shall incur no debt or liability for which the Members or their respective Affiliates would be obligated in any way. Without limiting the foregoing, no Member or Affiliate will be required to guarantee or co-sign any loan made to the Company or any other obligation of the Company.

3.4 DEVELOPMENT PLAN. Casino America of Colorado will use its reasonable commercial efforts to attempt to develop the Project on behalf of the Company. An outline of the Development Plan is attached hereto as Exhibit "B", and such plan is hereby approved by the Members. In consideration for contributing the Development Plan for the Project to the Company, Casino America of Colorado shall, effective upon the Transfer Date, receive a credit to its capital account in the Company in an amount equal to $500,000, which amount shall for all purposes be deemed a contribution to the capital of the Company in satisfaction of its obligation in Section 4.1(b)(ii) hereof.

In connection with the development of the Project, Casino America of Colorado will provide those services customarily provided by the developer of projects such as the Project, consisting of the following (collectively, the "Development Services"): (i) engaging for the account of the Company and supervising the work of architects, engineers, professional consultants and planners on the Project,
(ii) engaging for the account of the Company and supervising the work of the construction manager for the Project, (iii) applying for, and processing, on behalf of the Company, permits and approvals necessary to develop the Project (other than each Member's gaming regulatory approvals), (iv) negotiating on behalf of the Company for construction contracts for development of the Project and (v) negotiating on behalf of the Company with potential sources of financing for the Project. Casino America of Colorado may cease to provide Development Services at such time as there is an event causing a Dissolution of the Company under Section 12.1 hereof.

Neither Casino America of Colorado nor any Affiliate shall be liable to the Company or Blackhawk Gold or its Affiliates for any losses, damages, liabilities or expenses resulting or arising from the Development Services, other than as a direct and proximate result of the gross negligence or wilful misconduct of Casino America of Colorado; and neither Casino America of Colorado nor its Affiliates makes any representations or warranties as to the Development Services or the successful completion of the Project.

Blackhawk Gold and its Affiliates will cooperate with Casino America of Colorado in connection with the development of the Project in all reasonable respects, including without limitation, providing pertinent information, documents or records or making appearances before regulatory authorities whose approvals are required for the Project. Additionally, Nevada Gold hereby

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agrees to allow the Company to dispose of excavated rock or soil on property in
Gilpin County owned by Nevada Gold, subject to a commercially reasonable fee, or to locate for the Company a reasonably acceptable alternative site to dispose of such materials.

Notwithstanding anything to the contrary in this Agreement or elsewhere, all costs, expenses, liabilities or obligations (the "Development and Pre-Opening Costs") incurred by Casino America of Colorado or any Affiliate in connection with the Development Services or in connection with any other matter of any kind or nature prior to the opening for public business of the Casino Facility (other than costs of services provided by the regular employees of Casino America at no additional cost to it), (i) shall not exceed the sum of one million dollars ($1,000,000) without the consent of Casino America of Colorado and (ii) shall be deemed, as and when incurred or paid by Casino America of Colorado or its Affiliates, to be a contribution to the capital of the Company and shall apply toward the Initial Contribution required pursuant to Section 4.1(b)(i) below.

3.5 CONDITIONS PRECEDENT. Notwithstanding anything to the contrary in this Agreement, the obligations of the Members to make the Initial Contributions required pursuant to Section 4.1 are subject to the following conditions:

      (a) Casino America of Colorado's obligation to make its Initial Contribution is subject to the satisfaction of each of the following conditions:

            (i) the execution of the Management Agreement by the Company and Casino America;

            (ii) the making of the Initial Contribution by Blackhawk Gold as provided in Section 4.1(a) below;

            (iii) the execution of a contract between Casino America of Colorado and Roman Entertainment Corporation of Colorado or its Affiliate (the "Caesars Contract") for the purchase of all the real property owned by such party in Blackhawk, Colorado (the "Caesars Land") ( which such party purchased subject to certain option rights owned by Nevada Gold), under terms and conditions satisfactory to Casino America of Colorado in its sole discretion, including, without limitation, a financing condition, and the closing of the purchase of the Caesars Land pursuant to the terms of the Caesars Contract;

            (iv) there being no event or occurrence arising between the date of this Agreement and the Transfer Date that would or could reasonably be expected to have a material adverse effect on the Project or its proposed development under the Development Plan or the operation of a gaming facility as part of the Project;

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            (v)   the completion by Casino America of Colorado, within 60 days of the execution of the Caesars Contract, of its due diligence examination to the satisfaction of Casino America of Colorado in its sole discretion, including environmental and other matters pertaining to the Blackhawk Gold Land (as defined below) and other matters relating to the Project and its development;

            (vi) the execution and delivery by the holders of the notes in the aggregate principal amount of $350,000, plus accrued interest, (the "Notes"), subject to a Deed of Trust for the benefit of River Oaks Trust Company dated May 11, 1995 and secured by a lien on certain of the Blackhawk Gold Land (as defined below), of an agreement, in form and content reasonably satisfactory to Casino America of Colorado, extending the due date of the Notes to a date 180 days from the date of this Agreement (or the earlier Dissolution of the Company pursuant to Section 12.1) and waiving any rights to take any action with respect to any defaults under the Notes, the Deed of Trust or any other related loan document occurring on or prior to the granting of the extension; and,

            (vii) the transfer to the Company by Special Warranty Deed together with customary title insurance (at Blackhawk Gold's cost) of the fee interests in the parcel of land described on Exhibit C hereto as "Parcel E2", free and clear of all liens, encumbrances, rights or restrictions, in exchange for the parcel of land described on Exhibit C as "Parcel D".

      (b) Blackhawk Gold's obligation to make its Initial Contribution is subject to the following conditions:

            (i) the execution by the Company and Casino America of Colorado of the Management Agreement;

            (ii) the making of the Initial Contribution by Casino America of Colorado as provided in Section 4.1(b) below; and

            (iii) there being no event or occurrence that would or could reasonably be expected to have a material adverse effect on the Project or its proposed development under the Development Plan or the operation of a gaming facility as part of the Project.

Casino America of Colorado and Blackhawk Gold will use their respective best efforts to cause the foregoing conditions to the other's obligation to be satisfied. Without limitation of the foregoing, Blackhawk Gold and its Affiliates will exchange mutual general releases with Roman

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Entertainment Corporation of Colorado and its Affiliates if so required as part of the Caesars Contract.

                        ARTICLE 4: CAPITAL CONTRIBUTIONS

4.1   INITIAL CONTRIBUTIONS.

[a] BY BLACKHAWK GOLD: Subject to the satisfaction of the conditions precedent set forth in Section 3.5(b), Blackhawk Gold shall be obligated to make an Initial Contribution of the property described in the attached Exhibit "C" (the "Blackhawk Gold Land"), which shall be transferred by Special Warranty Deed, along with customary title insurance (at Blackhawk Gold's cost) free and clear of all liens and encumbrances except as specifically provided in such Exhibit, which liens shall be removed by the payment by the Company of an amount not to exceed $380,000.00 (representing the current approximate amount of principal and accrued interest on the Notes) plus accrued interest from the date hereof through the date of payment. The Members agree that the Fair Market Value of the property described in Exhibit "C" is $7.5 million.

[b] BY CASINO AMERICA OF COLORADO: Subject to the satisfaction of the conditions precedent set forth in Section 3.5(a), Casino America of Colorado shall be obligated to make an Initial Contribution consisting of the following: (i) the sum of $1 million, less the aggregate amount of the Development and Pre-Opening Costs paid or incurred by Casino America of Colorado or its Affiliates through the date of the Initial Contribution, which net amount (the "Cash Contribution") shall be contributed in cash to the Company on the Transfer Date and used to pay additional Development and Pre-Opening Costs or for such other purposes as the Company may determine, (ii) the Development Plan, which effective as of the Transfer Date, shall be deemed to have been contributed by Casino America of Colorado to the Company, and for which Casino America of Colorado shall receive a credit to its capital account of $500,000, and (iii) the Caesars Land (or, at the option of Casino America of Colorado, an assignment of the right to acquire such land, together with the amount of the purchase price as provided below). The Members agree that the Fair Market Value of the Caesars Land will be equal to the total price paid for the property by Casino America of Colorado (or by the Company as the assignee of the rights of Casino America of Colorado under the Caesars Contract) plus the amount that would need to be paid to remove any liens, liabilities or encumbrances to which the Caesars Land may be subject (the Fair Market Value of any non-cash consideration paid for the Caesars Land shall be mutually agreed upon by the Members). If the Fair Market Value of the Caesars Land is less than $6.5 million, the difference between the Fair Market Value and $6.5 million shall be contributed by Casino America of Colorado to the Company in cash in addition to the sum described in 4.1(b)(i) above, no later than the Transfer Date, so that the initial capital account and the Initial Contribution of Casino America of Colorado shall not be less than $8 million. If the Fair Market Value of the Caesars Land exceeds $6.5.

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      million, Casino America of Colorado may, at its option, treat the amount exceeding $6.5 million as (i) an amount advanced to the Company to be reimbursed with Interest from the proceeds of the Project financing to the extent such proceeds are available for this purpose, (ii) an Additional Contribution to the capital of the Company, with Casino America of Colorado's Capital Account and Ownership Interest being increased accordingly or (iii) a loan to the Company upon terms agreed to by both of the Members (which loan may be converted to an Ownership Interest on a pro-rata dollar for dollar basis with the Initial Ownership at any time, in Casino America of Colorado's discretion).

      At its election, instead of purchasing the Caesars Land and contributing it to the Company as part of its Initial Contribution, Casino America of Colorado may assign all of its contract rights to purchase the Caesars Land to the Company together with the amount of funds required to purchase the Caesars Land and the Company shall purchase the property pursuant to the Caesars Contract.

4.2 ADDITIONAL CONTRIBUTIONS. Except upon the agreement of all Members and upon such terms and conditions as they may agree in writing and except as provided in
Section 4.1(b) above, no Additional Contributions will be required or permitted from the Members except that the Company may, by vote of the Majority in Interest, require Additional Contributions from Members (i) if required by governing law, or (ii) as reasonably required for implementation of the Development Plan, or other reasonably required capital expenditures of the Company, but not to exceed a total cumulative additional sum of $4 million. The Member that provides any Additional Contribution shall receive the same percentage Ownership Interest as with respect to an Initial Contribution.

4.3 DEFAULT. If a Member fails to make a required Capital Contribution timely when due, each other Member which is not in default will have the option to:

[a] Make all or part of such Capital Contribution on its own behalf and increase its Ownership interest accordingly; or

[b] Loan all or part of such Capital Contribution amount to the Company, with such loan payable on demand and with Interest (and such amount will be treated as a loan rather than as a Capital Contribution).

      If there is more than one Member which is not in default in its required Capital Contributions, the non-defaulting Members will agree among themselves as to the allocation of any required Capital Contribution that is either contributed or loaned, and if they do not agree, each such Member will be entitled to contribute and to loan an amount equal to its proportionate share (based on the ratio of their Capital Contributions previously made).

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4.4 NO WITHDRAWAL. Except as specifically provided in this Agreement, no Member will be entitled to withdraw all or any part of such Member's capital from the Company or, when such withdrawal of capital is permitted, to demand a distribution of property other than cash.

4.5 NO INTEREST ON CAPITAL. No Member will be entitled to receive interest on such Member's Capital Contribution or Capital Account.

4.6 LOANS BY MEMBERS. The Company may borrow money from any Member or Affiliate for Company purposes. Any such amount will be repaid with Interest and upon demand, or with Interest and upon such other terms as the Company and such Member or Affiliate may agree; provided that, such other terms may not be less favorable to the Company than the terms available from an unrelated lender dealing at arms'-length (including a reasonable financing fee). Any such advance or loan will be treated as indebtedness of the Company, and will not be treated as a Capital Contribution by a Member.

4.7 DRAWING ACCOUNTS. The Company shall distribute to Members from Available Company Cash an amount equal to the presently due and payable Tax Liabilities of the Members (including any amounts necessary to pay the amount of Tax Liabilities for prior periods for which inadequate amounts of Available Company Cash were available to meet the Member's Tax Liabilities). "Tax Liabilities" means income tax liabilities which may be chargeable to any Member, or, if such member is not a taxpaying entity, each beneficial owner of such Member who is a taxpaying entity (using the maximum income tax rate applicable to such taxpaying entity) for each fiscal year of the Company, in respect of the taxable income of the Company (net of any prior taxable loss of the Company not previously used to offset taxable income of the Company) shown on the information returns of the Company as of the end of the fiscal year of the Company as to which such determination is being made. "Available Company Cash" means cash in excess of the cash reserves provided for in Section 7.1.

4.8 CAPITAL ACCOUNTS. A Capital Account will be maintained for each Member and credited, charged and otherwise adjusted in accordance with generally accepted accounting principles consistently applied. Each Member's Capital Account will be:

[a] Credited with [i] the Initial Contributions and any Additional Contributions (net of liabilities secured by such property that the Company takes subject to or assumes), [ii] the Member's allocable share of Profits and [iii] all other items properly credited to the Member's Capital Account; and

[b] Charged with [i] the amount of cash distributed to the Member by the Company, [ii] the Fair Market Value of property distributed to the Member by the Company (net of liabilities secured by such property that the Member takes subject to or assumes), [iii] the Member's allocable share of Losses and [iv] all other items properly charged to the Member's Capital Account.

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      Any unrealized appreciation or depreciation with respect to any asset distributed in kind will be allocated among the Members in accordance with the provisions of Article 6 as though such asset had been sold for its Fair Market Value on the date of Distribution, and each Member's Capital Account will be adjusted to reflect both the deemed realization of such appreciation or depreciation and the Distribution of such property. In determining the Fair Market Value of any asset of the Company for purposes of any Distribution, the Company may obtain the written report of any one or more independent qualified appraisers (or appraisal firms). If more than one appraisal report is obtained by the Company, Fair Market Value will be determined as the average of such appraised values. The Company will select each such appraiser (or appraisal firm), and bear the cost of any such appraisal.

      The Capital Account of each Member shall be determined and maintained in accordance with generally accepted accounting principles consistently applied in the casino industry. For income tax purposes, the Company shall make all required elections under Section 704(b) of the Code.

4.9 OPTIONAL PURCHASE OF OWNERSHIP INTEREST FROM CASINO AMERICA OF COLORADO. Blackhawk Gold shall have the option to purchase for cash (unless otherwise agreed) from Casino America of Colorado portions of its Increased Ownership Interest sufficient to permit Blackhawk Gold to hold up to forty-eight and four-tenths percent (48.4%) of the Ownership Interest of the Company under the following terms and conditions:

[a] Blackhawk Gold must provide Casino America of Colorado not less than fourteen (14) days prior written notice of Blackhawk Gold's intention to exercise such option;

[b] The price for such Increased Ownership Interest will be the price paid by Casino America of Colorado for such Increased Ownership Interest plus Interest from the date the Increased Ownership Interest was paid for by Casino America of Colorado through the date of payment by Blackhawk Gold; and

[c] Any option to be exercised by Blackhawk Gold under this Section 4.9 must be exercised within 180 days from the date that Casino America of Colorado acquired such portion of its Increased Ownership Interest in excess of 51.6%.

      Upon the completion of such purchase or purchases, the Members' respective Ownership Interest shall be automatically adjusted proportionately to reflect such purchase(s).

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      Notwithstanding anything to the contrary herein, Blackhawk Gold may not exercise an option to purchase an Increased Ownership Interest from Casino America of Colorado if, after giving effect to the exercise, Casino America of Colorado's Ownership Interest would be less than 51.6%.

4.10 TRANSFER. If all or any part of an Ownership Interest is transferred in accordance with this Agreement, the Capital Account and Ownership Interest of the Transferor (including a pro-rata share of Capital Contributions) that is attributable to the transferred interest will carry over to the Transferee.

                        ARTICLE 5: MEMBERS AND MANAGERS;
                               EXECUTIVE COMMITTEE

5.1 MANAGEMENT BY MANAGERS. The business and affairs of the Company shall be managed by the Managers set forth below, as such Managers may be changed from time to time as set forth herein. The initial Managers of the Company shall be John M. Gallaway, Allan B. Solomon and H. Thomas Winn.

5.2 EXECUTIVE COMMITTEE. Except as to matters expressly reserved to the Members by statute or by this Operating Agreement, the management of the business and affairs of the Company by the Managers shall be effected by an Executive Committee consisting of all of the Managers of the Company (the "Executive Committee"). So long as Casino America of Colorado and Blackhawk Gold are the only Members of the Company, the Executive Committee shall be comprised of the three initial Managers of the Company, or their duly elected successors. Except as provided in Section 5.5 below, actions of the Executive Committee shall be by majority vote at meetings duly called for purposes of taking action at which a quorum is present. A quorum at any meeting of the Executive Committee shall consist of two members. The Executive Committee may also act by unanimous written consent in lieu of a meeting.

      Meetings of the Executive Committee shall be held no less often than quarterly (one of which shall be the Annual Meeting of the Managers) on dates established therefor at each preceding Annual Meeting of the Managers. Special meetings of the Executive Committee shall be held from time to time as called by any member of the Executive Committee on no less than five (5) days' advance notice given in writing by the Executive Committee member calling such meeting, which notice may be given by facsimile, Federal Express or similar courier service, certified mail or personal delivery. Notices of meetings shall be effective when sent, if sent by facsimile, or upon receipt, if given by certified mail, overnight courier or personal delivery, in each case at the address of each member of the Executive Committee on the books and records of the Company. The members of the Executive Committee may participate in a meeting by means of conference telephone or similar communications equipment by which all the members participating in the meeting can hear each other at the same time. Such participation will constitute presence in person at the meeting and waiver of any required notice.

      Managers shall hold office for a term of one year from election, or until the next Annual Meeting of Members. Each Member shall have the right to elect one Manager, except that Casino America of Colorado shall have the right to elect two Managers for so long as it is a Member of the Company. Each Member shall have the right to remove, replace or designate a temporary replacement for a Manager elected by it.

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5.3 MEMBER'S REPRESENTATIVE. Each Member other than an individual will designate one or more individuals to act as such Member's duly authorized representative and agent for purposes of exercising such Member's vote on any matter involving the Company requiring the approval or action of the Members. Each Member other than an individual may also designate one or more individuals as an alternate in the event that the primary representative is unavailable to act for any reason.
A Member may change any such designation at any time upon similar notice. Until further notice, Casino America of Colorado appoints John M. Gallaway as its primary representative. Until further notice, Blackhawk Gold appoints H. Thomas Winn as its primary representative. The representatives of a Member will cast the vote of each Member in accordance with such Member's Ownership Interest, as provided in this Article.

5.4 MAJORITY VOTING. Notwithstanding the powers granted to a Member under the Act, all decisions reserved by statute or this Operating Agreement to the Members will be made by the affirmative vote of Members owning more than 50% of the Ownership Interests held by all Members, without regard to quorum requirements unless the unanimous vote (under Section 5.5) provisions apply or as otherwise specifically provided in this Agreement. Any determination to be made by the Members will be made in each Member's sole and absolute discretion.

5.5 UNANIMOUS VOTE. The following actions by the Company will require the affirmative vote of all members of the Executive Committee without regard to quorum requirements:

[a] The making of material changes to the Development Plan attached hereto as Exhibit B;

[b] The adoption of any Annual Budget for any year following the opening of the Project for public business calling for capital expenditures for such budgeted year of greater than $4,000,000;

[c] A call for Additional Contributions by the Members other than as provided for under Section 4.2;

[d] The admission of an additional Member incident to the contribution of money or other property to the Company under Section 5.12;

[e] Any non pro-rata distribution, including the non pro-rata distribution of assets in kind in Liquidation under Section 13.3;

[f] The amendment of this Agreement or the Management Agreement, except as provided in Section 17.1 of this Agreement or the Management Agreement;

[g] The merger of the Company with any other business entity as provided by governing law;

[h] The sale of substantially all of the Company's assets except as provided in Section 13.7;

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[i]   The approval of the principal terms of the Project financing described in
      Section 3.3 or any refinancing thereof or the incurrence of indebtedness outside of the normal operating requirements of the Project in an outstanding amount which at any time exceeds $1 million; and

[j] The composition or manner of acting of the Executive Committee as set forth in Section 5.2.

      The Company actions described above shall also require the prior approval of all of the Members, after such action having been recommended by unanimous vote of the Executive Committee as described above.

5.6 ANNUAL BUDGETS. Casino America of Colorado will prepare an Annual Budget within a reasonable time before the beginning of each Fiscal Year, including the budget submitted under the Management Agreement (Exhibit "E"). An Annual Budget will include the amount of any Additional Contribution that is determined to be necessary or desirable (to be made in the proportion of the Capital Contributions previously made), and the date or dates on which such contribution to capital will be due.

5.7 MANAGEMENT AGREEMENT. The day-to-day management of the Company will be performed pursuant to the Management Agreement attached hereto as Exhibit E and which has been executed as of the date of this Agreement.

5.8 REIMBURSEMENT. Upon compliance with such policies and procedures as the Company may from time to time adopt and except as otherwise provided in Section 4.1, the Members will be reimbursed by the Company for all reasonable out-of-pocket expenses incurred on behalf of the Company in connection with its business.

5.9 NO RESIGNATION OR RETIREMENT. Each Member agrees not to voluntarily resign or retire as a Member in the Company. However, if such voluntary resignation or retirement occurs in contravention of this Agreement, the withdrawing Member will, without further act, become a Transferee of such Ownership Interest (with the limited rights of a Transferee as set forth in Section 14.6). Any Member who resigns or retires from the Company in contravention of this Agreement will be liable to the Company and the other Members for proven monetary damages (but any such action or proposed action to resign or retire will not be subject to any equitable action for injunctive relief or specific performance).

5.10 POWERS. Each Manager is an agent of the Company for the purpose of conducting its business and affairs. The act of any Manager for apparently carrying on in the usual way of the Company's business or affairs binds the Company unless the Manager so acting has, in fact, no authority to act for the Company in the particular matter and the person with whom such Member is dealing has knowledge of such lack of authority. The act of any Manager which is not apparently for the carrying on in the usual way of the Company's business or affairs does not bind

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the Company unless authorized in accordance with this Agreement. Each Manager agrees to act on behalf of the Company only in compliance with this Agreement, and agrees that any act in contravention of this Agreement renders such Manager liable to the Company and other Members for monetary damages and other relief.

5.11 SUBSTITUTE MEMBERS. A Transferee may be admitted as a substitute Member of the Company only upon the affirmative written agreement of all of the Members (excluding the Transferor Member), effective upon a date specified (which must be on or after the effective date of the Transfer, as determined under Section 14.5). If after the transfer of an Ownership Interest, there are fewer than two continuing Members (including any Transferee admitted as a substitute Member), the Company will be dissolved as provided in Article 12.

5.12 ADDITIONAL MEMBERS. Additional Members of the Company may be admitted incident to the contribution of money or other property to the Company (or otherwise) only upon the affirmative written agreement of all Members, effective upon a date specified.

5.13 OFFICERS. The Company, acting through the Executive Committee, may appoint and remove such officers as it determines to be necessary or desirable to carry out the day-to-day management of the Company. The Company's officers may include a president, one or more vice presidents, a secretary and a treasurer, as well as one or more assistant vice presidents, secretaries and treasurers. Such officers may also include a chief executive officer, chief operating officer and chief financial officer. Appointment as an officer or agent of the Company will not, of itself create any contract rights. The officers of the Company, acting in their capacity as such, will be agents acting on behalf of the Company as principal. No officer of the Company has the continuing exclusive authority to make independent business decisions on behalf of the Company without the approval of the Managers as set forth in this Article.

                   ARTICLE 6: ALLOCATION OF PROFITS AND LOSSES

6.1 PROFITS AND LOSSES. For each Fiscal Year, Profits or Losses of the Company will be an amount equal to the Company's income or loss determined under the accrual method of accounting, in accordance with generally accepted accounting principles consistently applied.

6.2 GENERAL ALLOCATION RULE. Except as otherwise provided in (or until changed pursuant to) this Agreement, the Profits or Losses of the Company, including items of income, gain, loss and deduction for each Fiscal Year, will be allocated to the Members in proportion to their respective Ownership Interests as defined herein. Appropriate adjustment during the Fiscal Year of any change in this allocation will be determined in accordance with Section 706 of the Code and the Section 706 Regulation to take into account the varying interests of the Members in the Company during such Fiscal Year, in the manner determined by the Company.

6.3 EXCEPTION. Notwithstanding the general rule on allocation and for tax accounting purposes only and not for financial statement purposes or any other provision of this Operating Agreement, no cash shall be distributed to any Member if the effect thereof would be to create a deficit in his Capital Account balance or increase the deficit in his Capital Account below the sum of [1] the amount (if any,) which he is required to contribute to the Company and [2] said Member's share of gain which the Company would recognize upon a sale of its property for an amount equal to the balance of the non-recourse debt encumbering it, (the "Company's Minimum Gain") and such cash shall be retained by the Company and shall be distributed to the Member at the earliest time or times possible when such distributions will not cause such a deficit or increase such a deficit in the distributee's Capital Account balance. Notwithstanding the provisions of Section 6.2, the following allocations of net profits and net losses and items thereof shall be made:

[a] If in any taxable year there is a net decrease in the amount of the Company's Minimum Gain, each Member shall be allocated items of the Company's net profits for that year (and, if necessary, subsequent years) equal to that Member's share of the net decrease in the Company's Minimum Gain (within the meaning of Treasury Regulation Section 1.704-2(g)(2)). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(j). This Section 6.3 is intended to comply with the Minimum Gain Chargeback requirement in Treasury Regulation
      Section 1.704-2 and shall be interpreted consistently therewith.

[b] If during any taxable year a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5), or (6), then items of net profits shall be specially allocated to each Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulation Section 1.704-(1)(b)(2)(ii)(d), the deficit in the Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this
      Section 6.3 [b] shall be made only if and to the extent that such Member has an adjusted Capital Account deficit after all other allocations provided for in this Article 6 have been tentatively made and as if this
      Section 6.3[b] were not in this Agreement. This Section 6.3[b] is intended to comply with the Qualified Income Offset requirements in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

      It is the intent of the Members that the allocations provided for in this Operating Agreement have "substantial economic effect," as that term is defined in Section 704(b) of the Code. Notwithstanding anything in this
      Section 6.3 to the contrary, nothing contained in this Section 6.3 shall serve to restrict any distribution by the Company to any Member.

6.4 TAX ALLOCATIONS. Allocation of items of income, gain, loss and deduction of the Company for federal income tax purposes for a Fiscal Year will be allocated, as nearly as is practicable, in accordance with the manner in which such items are reflected in the allocations of Profits and Losses among the Members for such Fiscal Year. To the extent possible, principles identical to those that apply to allocations for federal income tax purposes will apply for state and local income tax purposes.

6.5 TRANSFER. Except as otherwise provided in Section 6.2, if an Ownership Interest is transferred during any Fiscal Year (whether by Transfer or liquidation of an Ownership Interest, or otherwise), the books of the Company will be closed as of the effective date of Transfer. The Profits or Losses attributed to the period from the first day of such Fiscal Year through the effective date of Transfer will be allocated to the Transferor, and the Profits or Losses attributed to the period commencing on the effective date of Transfer will be allocated to the Transferee. In lieu of an interim closing of the books of the Company and with the agreement of the Transferor and Transferee, the Company may agree to allocate Profits and Losses for such Fiscal Year between the Transferor and Transferee based on a daily proration of items for such Fiscal Year or any other reasonable method of allocation (including an allocation of extraordinary Company items, as determined by the Company, based on when such items are recognized for federal income tax purposes).

6.6 CONTRIBUTED PROPERTY. All items of income, gain, loss and deduction with respect to property contributed (or deemed contributed) to the Company will, solely for tax purposes, be allocated among the Members as required by Section 704(c) of the Code so as to take into account the variation between the tax basis of the property and its Fair Market Value at the time of contribution. For example, if there is built-in gain with respect to contributed property, upon the Company's sale of that property the pre-contribution taxable gain (as subsequently adjusted under the Section 704(c) Regulations during the period such property was held by the Company) would be allocated to the contributing Member (and such pre-contribution gain would not again create a Capital Account adjustment since the property was credited to Capital Account upon contribution at its Fair Market Value). Except as limited by the following sentence, the allocation of tax items with respect to Section 704(c) property to Members not contributing such property will, to the extent possible, be equal to the allocation of the corresponding book items made to such noncontributing Members with respect to such property. If book allocations of cost recovery deductions (such as depreciation or amortization) exceed the tax allocations of those items so that the ceiling rule of the Section 704(c) Regulations applies, any curative or remedial allocations of tax items will be made as the Company may determine. All tax allocations made under this provision will be made in accordance with
Section 704(c) of the Code and the Section 704(c) Regulations.

6.7 TAX CREDITS. Any tax credit, and any tax credit recapture, will be allocated to the Members in the same ratio that the federal income tax basis of the asset (to which such tax credit relates) is allocated to the Members under the Section 46 Regulations, and if no basis is allocated, in the same manner as Profits are allocated to the Members under Section 6.2.

                            ARTICLE 7: DISTRIBUTIONS

7.1 CASH RESERVES. The Company will establish and maintain reasonable cash reserves for [a] operating expenses (other than depreciation, amortization or similar non-cash allowances), [b] capital improvements, [c] debt service, [d] working capital and [e] bankroll. The amount of such reserves will be as the Company may from time to time determine, and such amount will be allowed as a deduction in determining Net Operating Cash.

7.2 PRORATA DISTRIBUTIONS. The Company will make quarterly Distributions of Net Operating Cash to the Members in proportion to their Ownership Interests. Any Net Sales Cash that is realized incident to the Dissolution and Liquidation of the Company will be distributed as provided in Article 13, with any Net Sales Cash that is realized other than incident to the Dissolution and Liquidation of the Company to be distributed in accordance with this Section 7.2.

7.3 NONPRORATA DISTRIBUTIONS. The Members intend that all Distributions will be made to the Members in proportion to their Ownership Interests. In the event any Distribution is not made in proportion to their Ownership Interests, any excess Distribution to a Member will be treated as an advance or loan made by the Company to such Member, payable to the Company with Interest and on demand.

7.4 PAYMENT. Any Distribution will be made to a Member only if such Person owns an Ownership Interest on the date of Distribution, as reflected on the books of the Company.

7.5 WITHHOLDING. If required by the Code or by state or local law, the Company will withhold any required amount from Distributions to a Member for payment to the appropriate taxing authority. Any amount so withheld from a Member will be treated as a Distribution by the Company to such Person. Each Member agrees to timely file any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company.

7.6 DISTRIBUTION LIMITATION. Notwithstanding any other provision of this Agreement, the Company will not make any Distribution to the Members unless, after the Distribution, the liabilities of the Company (other than liabilities to Members on account of their Capital Contributions) have been paid or there remains property of the Company sufficient to pay them.

                         ARTICLE 8: MEETINGS OF MEMBERS

8.1 ANNUAL MEETING. Unless the Company determines (whether by vote or otherwise) that an annual meeting is not necessary or desirable, the annual meeting of the Members will be held on the second Tuesday of April in each year at 9:00 a.m. (local time) by Notice to all other Members. The purpose of the annual meeting is to review the Company's operations for the preceding Fiscal Year and to transact such business as may come before the meeting. The failure to hold any annual meeting has no adverse effect on the continuance of the Company.

8.2 SPECIAL MEETINGS. Special meetings of the Members, for any purpose or purposes, may be called by any Member or Members owning at least ten percent (10%) of the Ownership Interests held by all Members by notice to all other Members.

8.3 PLACE. The Members may designate any place as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is otherwise called, the place of meeting will be the Company's registered office in Colorado.

8.4 NOTICE. Notice of any annual meeting determined by resolution of the Members or of any special meeting must be given not less than 5 days nor more than 30 days before the date of the meeting. Such notice must state the place, day, and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called.

8.5 WAIVER OF NOTICE. Any Member may waive, in writing, any notice is required to be given to such Member, whether before or after the time stated in such notice. Any Member who signs minutes of action (or written consent or agreement) will be deemed to have waived any required notice with respect to such action.

8.6 RECORD DATE. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, the date on which notice of the meeting is first given will be the record date for the determination of Members. Any such determination of Members entitled to vote at any meeting of Members will apply to any adjournment of a meeting.

8.7 QUORUM. A quorum at any meeting of Members shall consist of Members owning at least 50% of the Ownership Interests held by all Members. Any meeting at which a quorum is not present may adjourn the meeting to another place, day and hour without further notice.

8.8 MANNER OF ACTING. If a quorum is present, the affirmative vote of Members as set forth in Article 5 will be the act of the Company.

8.9 PROXIES. At a meeting of the Members, a Member may vote in person or by written proxy given to another Member. Such proxy must be signed by the Member or by a duly authorized attorney-in-fact and filed with the Company before or at the time of the meeting. No proxy will be valid after eleven months from the date of its signing unless otherwise provided in the proxy. Attendance at the meeting by the Member giving the proxy will revoke the proxy during the period of attendance.

8.10 MEETINGS BY TELEPHONE. The Members may participate in a meeting by means of conference telephone or similar communications equipment by which all Members participating in the meeting can hear each other at the same time. Such participation will constitute presence in person at the meeting and waiver of any required notice.

8.11 ACTION WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of Members under this Article 8 may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by Members owning total Ownership Interests sufficient for the particular action as set forth in Article 5. Action so taken is effective when sufficient Members approving the action have signed the consent, unless the consent specifies a later effective date. Notice of the action must be provided to all members.

                        ARTICLE 9: LIABILITY OF A MEMBER

9.1 LIMITED LIABILITY. Unless otherwise provided in the Articles or an agreement signed by the Member to be subjected to any individual liability, no Member of the Company is individually liable for the debts or liabilities of the Company.

9.2 LIABILITY TO COMPANY. Each Member is liable to the Company for [a] the Initial Contribution agreed to be made under Section 4.1 and any Additional Contribution agreed to be made under Section 4.2, and [b] any Capital Contribution or Distribution that has been wrongfully or erroneously returned or paid to such Person in violation of the Act, the Articles or this Agreement.

                           ARTICLE 10: INDEMNIFICATION

10.1 INDEMNIFICATION. The Company will indemnify, defend and hold harmless any Person who was or is a party (or is threatened to be made a party) to any Proceeding by reason of the fact that such Person was a Member, or agent or representative thereof, a Manager, member of the Executive Committee, employee or agent of the Company to the fullest extent permitted by the Act. Any such indemnification will apply to any Liability actually and reasonably incurred in connection with the defense or settlement of the Proceeding.

10.2 EXPENSE ADVANCEMENT. With respect to the expenses actually and reasonably incurred by a Member, Manager or member of the Executive Committee who is a party to a Proceeding, the Company shall provide funds to such Member in advance of the final disposition of the Proceeding if the Person furnishes the Company with such Person's written affirmation of a good-faith belief that such Person has met the standard of conduct described in the Act, and such Person agrees in writing to repay the advance if it is subsequently determined that such Person has not met such standard of conduct.

10.3 INSURANCE. The indemnification provisions of this Article do not limit a Member's or Manager's right to recover under any insurance policy or other financial arrangement by the Company (including any self-insurance, trust fund, letter of credit, guaranty or surety). If, with respect to any Liability, any Member or Manager receives an insurance or other indemnification payment which, together with any indemnification payment made by the Company, exceeds the amount of such Liability, then such Member or Manager will immediately repay such excess to the Company.

                      ARTICLE 11: ACCOUNTING AND REPORTING

11.1 FISCAL YEAR. For income tax and accounting purposes, the Fiscal Year of the Company will end on the last Sunday in April of each year (unless otherwise required by the Code).

11.2 ACCOUNTING METHOD. For accounting purposes, the Company will use generally accepted accounting principles.

11.3 TAX ELECTIONS. The Company will have the authority to make such tax elections, and to revoke any such election, as the Company may from time to time determine.

11.4 RETURNS. The Company will cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code, as well as all other tax returns required in each jurisdiction in which the Company does business.

11.5 REPORTS. The Company will furnish a Profit or Loss statement and a balance sheet to each Member within a reasonable time after the end of each fiscal quarter. The Company books will be closed at the end of each Fiscal Year and audited financial statements prepared showing the financial condition of the Company and its Profits or Losses from operations. Copies of these statements will be given to each Member. In addition, as soon as is practicable after the close of each Fiscal Year (and in any event within 90 days following the end of each Fiscal Year), the Company will provide each Member with all necessary tax reporting information.

11.6 BOOKS AND RECORDS. The records of the Company will be kept at the Company's business office in Colorado, and will be available for inspection and copying by any Member at such Person's expense, during ordinary business hours.

11.7 INFORMATION. Any Member has the right to inspect and copy the Company books and records as provided in Section 11.6 and to have a formal accounting of Company affairs whenever circumstances render it just and reasonable. In addition, subject to reasonable standards as established by the Company from time to time, and upon reasonable demand for any purpose reasonably related to the Member's interest as a Member, any Member has the right to obtain from the Company correct and complete information relating to the state of the Company's business and its financial condition.

11.8 BANKING. The Company may establish one or more bank or financial accounts and safe deposit boxes. The Company may authorize one or more individuals to sign checks on and withdraw funds from such bank or financial accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the Company deems advisable.

11.9 TAX MATTERS PARTNER. Until further action by the Company, Casino America of Colorado is designated as the tax matters partner under Section 623l (a)(7) of the Code. The tax matters partner will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding. The Members will furnish the tax matters partner with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members. If an administrative proceeding with respect to a partnership item under the Code has begun, and the tax matters partner so requests, each Member will notify the tax matters partner of its treatment of any partnership item on its federal income tax return, if any, which is inconsistent with the treatment of that item on the partnership return for the Company. Any settlement agreement with the Internal Revenue Service will be binding upon the Members only as provided in the Code. The tax matters partner will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member's written consent. Any Member who enters into a settlement agreement with respect to any partnership item will notify the other Members of such settlement agreement and its terms within 30 days from the date of settlement. If the tax matters partner does not file a petition for readjustment of the partnership items in the Tax Court, Federal District Court or Claims Court within the 90 day period following a notice of a final partnership administrative adjustment, any notice partner or 5-percent group (as such terms are defined in the Code) may institute such action within the following 60 days. The tax matters partner will timely notify the other Members in writing of its decision. Any notice partner or 5 percent group will notify any other Member of its filing of any petition for readjustment.

11.10 NO PARTNERSHIP. The classification of the Company as a partnership will apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization, solely, for tax purposes, does not create or imply a general partnership between the Members for state law or any other purpose. Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.

                     ARTICLE 12: DISSOLUTION OF THE COMPANY

12.1 DISSOLUTION. Dissolution of the Company will occur upon the happening of any of the following events:

[a] An event of Withdrawal (as defined in Section 12.2) of a Member, unless there are at least two remaining Members (including any Transferee admitted as a substitute Member) and the Company is continued as provided in Section 12.4;

[b] The conditions to their respective obligations in Section 3.5 above have not been satisfied or waived by Casino America of Colorado or Blackhawk Gold, as the case may be, within 180 days from the date of this Agreement;

[c] The financing or a reasonably acceptable commitment for the financing for the Project contemplated by Section 3.3 above in an amount sufficient to cover the Project costs without the requirement for any Additional Contribution of capital other than as provided in Section 4.2 or as agreed to by the Members, and on terms acceptable to the Members, has not been obtained within 180 days from the Transfer Date;

[d] Any material approval, consent or permit from any governmental authority (other than a Regulatory Authority, as defined in Section 16.1), which is necessary to develop the Project in accordance with the Development Plan, has not been obtained within 180 days from the date of this Agreement or the governmental authority responsible for the issuance of any such approval, consent or permit has advised the Company or its representatives in writing that it will not issue the approval, consent or permit;

[e] As reasonably determined by the Majority in Interest, it is impossible or economically unfeasible to develop the Project substantially as contemplated by the Development Plan or to operate it as a gaming facility;

[f]   By unanimous agreement of the Members; or

[g]   December 31, 2096.

12.2 EVENTS OF WITHDRAWAL. An event of Withdrawal of a Member occurs when any of the following occurs:

[a] With respect to any Member, upon the Transfer of all of such Member's Ownership Interest not approved by a majority of the Members (which Transfer is treated as a resignation);

[b] With respect to any Member, upon the voluntary withdrawal (including any resignation or retirement in contravention of Section 5.9) of the Member by notice to all other Members;

[c] With respect to any Member that is a corporation, upon filing of articles of dissolution of the corporation;

[d] With respect to any Member that is a partnership or a limited liability company, upon dissolution of such entity;

[e] With respect to any Member who is an individual, upon either the death or retirement of the individual, or upon such Person's insanity or the entry by a court of competent jurisdiction of an order adjudicating the individual to be incompetent to manage such individual's person or estate;

[f]   With respect to any Member that is a trust, upon termination of the trust;

[g] With respect to any Member that is an estate, upon final distribution of the estate's Ownership Interest;

[h]   With respect to any Member, the bankruptcy of the Member; or

[i] Any other event which terminates the continued membership of a Member in the Company.

      Within 30 days following the happening of any event of Withdrawal with respect to a Member, such Member must give notice of the date and the nature of such event to the Company. This notice is required in order to enable the remaining Members to continue the Company under Section 12.4 if such remaining Members desire to avoid a Dissolution and Liquidation of the Company. Any Member failing to give such notice will be liable in damages for the consequences of such failure as otherwise provided in this Agreement. Upon the occurrence of an event of Withdrawal with respect to a Member, such Member will cease to have voting rights under Article 5, and such Member's Ownership Interest will be deemed transferred to such Member's Transferee or other successor in interest (which Person, unless already a Member in such capacity, will have only the limited rights of a Transferee as set forth in Section 14.6, unless and until admitted as a substitute Member).

12.3 BANKRUPTCY. The bankruptcy of a Member will be deemed to occur when such
Person: [a] files a voluntary petition in bankruptcy, [b] is adjudged a bankrupt or insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding, [c] files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, [d] files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of this nature, or [e] seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of such Person's properties. In addition, the bankruptcy of a Member will be deemed to occur if any proceeding filed against a Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation is not dismissed within 120 days or if the appointment without the Member's consent (or acquiescence of a trustee, receiver or liquidator of the Member or of All or any substantial part of such Person's properties) is not vacated or stayed within 90 days (or if after the expiration of any stay, if the appointment is not vacated within 90 days).

12.4 CONTINUATION. In the event of Withdrawal of a Member, the Company will be continued if, within 90 days following such event, there is an affirmative written agreement of a Majority In Interest of all the remaining Members to continue the Company's business as a limited liability company under the Act and this Agreement. If, as a result of withdrawal of a Member, the Company has only one remaining Member, the remaining Member may transfer a portion of its

Ownership Interest to another Person in order to continue the Company's business as a Limited Liability Company under the Act and this Agreement. Any Transferee admitted as a substitute Member will be treated as a remaining Member. If the business of the Company is so continued, an event of Withdrawal of one or more Members will not cause the Dissolution of the Company. If the business of the Company is so continued, with respect to any Member as to which an event of Withdrawal has occurred, such Member or such Members Transferee or other successor-in-interest (as the case may be) will, without further act, become a Transferee of such Ownership Interest (with the limited rights of a Transferee as set forth in Section 14.6, unless and until admitted as a substitute Member). If the Company is not continued as above provided, the Company will be treated as dissolved as of the end of such 90-day period.

                             ARTICLE 13: LIQUIDATION

13.1 LIQUIDATION. Upon Dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate. The Executive Committee will appoint a liquidating trustee. The winding up and Liquidation of the Company will be accomplished in a businesslike manner as determined by the liquidating trustee and this Article 13. A reasonable time will be allowed for the orderly Liquidation of the Company and the discharge of liabilities to creditors so as to enable the Company to provide for any losses attendant upon Liquidation. Any gain or loss on disposition of any Company assets in Liquidation will be allocated to Members and credited or charged to Capital Accounts in accordance with the provisions of Articles 4 and 6. Any liquidating trustee is entitled to reasonable compensation for services actually performed, and may contract for such assistance in the liquidation process as such Person deems necessary. Until the filing of articles of dissolution as provided in Section 13.6, the liquidating trustee may settle and close the Company's business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make distributions in accordance with the priorities set forth in Section 13.2.

13.2 PRIORITY OF PAYMENT. The assets of the Company will be distributed in Liquidation of the Company in the following order:

[a] First, to non-Member creditors of the Company in order of priority as provided by law in payment of unpaid liabilities of the Company to the extent required by law or under agreements with such creditors;

[b] Second, to the setting of any reserves which the Members reasonably deem necessary for any anticipated, contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the conduct of the Company's business. At the expiration of such period as the Members reasonably deem advisable, the balance thereof shall be distributed in accordance with this Section 13.2;

[c] Third, to any Member for any other loans or debts owing to such Member by the Company;

[d] Fourth, to all Members in proportion to their Capital Account balances to the extent allowable under Section 6.3 until their Capital Account balances are reduced to zero; and,

[e] Fifth, the balance, if any, to all Members in proportion to their Ownership Interests percentages under Section 6.2.

13.3 DISTRIBUTION TO MEMBERS. Distributions in Liquidation due to the Members may be made by either or a combination of the following methods: selling the Company assets and distributing the net proceeds, or by distributing the Company assets to the Members at their net Fair Market Value in kind. Any liquidating Distribution in kind to the Members may be made either by a pro-rata Distribution of undivided interests or, upon the affirmative Vote of all Members, by non pro-rata Distribution of specific assets at Fair Market Value on the effective date of Distribution. Any Distribution in kind may be made subject to, or require assumption of, liabilities to which such property may be subject, but in the case of any non pro-rata Distribution only upon the express written agreement of the Member receiving the Distribution. Each Member hereby agrees to save and hold harmless the other Members from such Member's share of any and all such liabilities which are taken subject to or assumed. Appropriate and customary prorations and adjustments shall be made incident to any Distribution in kind. The Members will look solely to the assets of the Company for the return of their Capital Contributions, and if the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return such contributions, they will have no recourse against any other Member.

13.4 NO RESTORATION OBLIGATION. Except as otherwise specifically provided in
Article 9, nothing contained in this Agreement imposes on any Member an obligation to make an Additional Contribution in order to restore a deficit Capital Account upon Liquidation of the Company. Furthermore, each Member will look solely to the assets of the Company for the return of such Member's Capital Contribution and Capital Account.

13.5 LIQUIDATING REPORTS. A report will be submitted with each liquidating distribution to Members, showing the collections, disbursements and distributions during the period which is subsequent to any previous report. A final report, showing cumulative collections, disbursements and distributions, will be submitted upon completion of the liquidation process.

13.6 ARTICLES OF DISSOLUTION. Upon Dissolution of the Company and the completion of the winding up of its business, the Company will file articles of dissolution (to cancel its Articles of Organization) with the Colorado Secretary of State pursuant to the Act. At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.

13.7 SALE OF REAL PROPERTY ON DISSOLUTION. In connection with any liquidation of the real property described in Section 4.1, together with any improvements thereon (the "Property"), the following procedures shall apply:

      (a) The Company will seek to sell the Property, by listing it with a reputable broker or through such other means as it may deem appropriate to maximize the proceeds from the sale. The initial price at which the Property is offered for sale shall be the book value of the Property as reflected on the Company's books and records, unless otherwise agreed by all the Members.

      (b) If any bona fide offer (the "Offer") is made for the Property, and all the Members deem the Offer acceptable, the Company shall sell the Property pursuant to the Offer. If one Member deems the Offer acceptable (the "Selling Member") and another deems it unacceptable (the "Non-Selling Member"), the following procedure shall apply: the Non-Selling Member shall have thirty (30) days from the date it receives written notice of the Offer to exercise a right of first refusal to purchase the Property on the same terms and conditions as contained in the Offer. The Non-Selling Member shall exercise such right of first refusal by written notice to the Selling Member within such thirty (30) day period, which notice shall be accompanied by evidence, reasonably satisfactory to the Selling Member, that the Non-Selling Member has a commitment to finance the purchase of the Property. The purchase of the Property pursuant to the exercise of the right of first refusal shall occur within sixty (60) days after exercise of this right of first refusal. If the Non-Selling Member does not exercise its right of first refusal, or if it is unable to adequately demonstrate the availability of financing for the purchase, or if it does not close the purchase within such sixty (60) day period, the Company shall sell the Property pursuant to the Offer, or pursuant to any other Offer it may receive, the terms of which are at least as favorable as those contained in the Offer.

                        ARTICLE 14: TRANSFER RESTRICTIONS

14.1 GENERAL RESTRICTION. No Member may Transfer all or any part of its Ownership Interest in any manner whatsoever except: [a] to a Permitted Transferee as set forth in Section 14.3 or [b] after full compliance with the right of first refusal set forth in Section 14.4, and in either case only if the requirements of Section 14.5 have also been satisfied. Any other Transfer of all or any part of an Ownership Interest is null and void, and of no effect. Any Member who makes a Transfer of all of such Member's Ownership Interest will be treated as resigning from the Company on the effective date of such Transfer. Any Member who makes a Transfer of part (but not all) of such Member's Ownership Interest will continue as a Member (with respect to the interest retained), and such partial Transfer will not constitute an event of Withdrawal of such Member. The rights and obligations of any resigning Member or of any Transferee of an Ownership Interest will be governed by the other provisions of this Agreement.

14.2 NO MEMBER RIGHTS. No Member has the right or power to confer upon any Transferee the attributes of a Member in the Company. The Transferee of all or any part of an Ownership Interest by operation of law does not, by virtue of such Transfer, succeed to any rights as a Member in the Company.

14.3 PERMITTED TRANSFEREE. Subject to the requirements set forth in Section 14.5, a Person may Transfer all or any part of such Person's Ownership Interest:

[a]   To an Affiliate of such Person,

[b]   To another Member,

[c]   To the Company,

[d]   To a Person approved by the Members;

[e] To another Person as part of a merger, reorganization, consolidation or sale of all or substantially all of the assets of a Person that controls any Member; or

[f] In the form of a pledge or the granting of a security interest to another Person or a foreclosure or sale in lieu of foreclosure in connection with the granting of any such pledge or security interest as described in
      Section 14.7.

14.4 RIGHT OF FIRST REFUSAL. Prior to any proposed Transfer of all or any part of an Ownership Interest, other than to a Permitted Transferee pursuant to
Section 14.3, the Transferor must obtain a Third Party Offer. For purposes of this Section 14.4, a Transfer of an Ownership Interest of a Member shall be deemed to occur upon any change in control of such Member other than to a Permitted Transferee pursuant to Section 14.3. The Third Party Offer must not be subject to unstated conditions or contingencies or be part of a larger transaction such that the price for the Ownership Interest stated in such Third Party Offer does not accurately reflect the Fair Market Value (reduced by the amount of associated liabilities) of such Ownership Interest. The Third Party Offer must contain a description of all of the consideration, material terms and conditions of the proposed Transfer. The Transferor will give notice of the Third Party Offer to the Company and the Members (the "Other Members") other than the Transferor, together with a written offer to sell the Ownership Interest (which is the subject of the Third Party Offer) to the Company on the same price and terms as the Third Party Offer. The Company may accept such offer by the Transferor, in whole but not in part, by giving notice to the Transferor within 30 days after notice of such offer. The closing of such sale will be held at the Company's registered office in Colorado on a date to be specified by the Company which is not later than 60 days after the date of the Company's notice of acceptance. At the closing, the Company will deliver the consideration in accordance with the terms of the Third Party Offer, and the Transferor will by appropriate documents assign to the Company the Ownership Interest to be sold, free and clear of all liens, claims and encumbrances. Subject to Section 14.5, if the Company has not accepted the Third Party Offer and closed the purchase in accordance with this Section 14.4, the Other Members shall have the right, on a pro rata basis in accordance with the ratio of their Percentage Ownership Interests, to purchase, in whole but not in part, the Ownership Interest of the Transferor in accordance with the terms of the Third Party Offer by written notice to the Transferor within 30 days after the expiration of the thirty-day period for the Company's acceptance. If all of the other Members reject the offer or if the offer is not closed in accordance with this Section 14.4, the Transferor will be free for a period of 60 days after the last day for such acceptance to sell all, but not less than all, of such Ownership Interest so offered, but only to the Third Party for a price and on terms no more favorable to the Third Party than the Third Party Offer. If such Ownership Interest is not so sold within such 60-day period (or within any extensions of such period agreed to in writing by the Company), all rights to sell such Ownership Interest pursuant to such Third Party Offer (without making another offer to the Company pursuant to this Section 14.4) will terminate and the provisions of this Article will continue to apply to any proposed future Transfer.

14.5 GENERAL CONDITIONS ON TRANSFERS. No Transfer of an Ownership Interest will be effective unless all of the conditions set forth below are satisfied:

[a] Unless waived by the Company, the Transferor signs and delivers to the Company an undertaking in form and substance satisfactory to the Company to pay all reasonable expenses incurred by the Company in connection with the Transfer (including, but not limited to, reasonable fees of counsel and accountants and the costs to be incurred with any additional accounting required in connection with the Transfer, and the cost and fees attributable to preparing, filing and recording such amendments to the organizational documents or filings as may be required by law);

[b] Unless waived by the Company, the Transferor delivers to the Company an opinion of counsel for the Transferor satisfactory in form and substance to the Company to the effect that the Transfer of the Ownership Interest is in compliance with the applicable federal and state securities laws, and a statement of the Transferee in form and substance satisfactory to the Company making appropriate representations and warranties in respect to compliance with the applicable federal and state securities laws and as to any other matter reasonably required by the Company;

[c] Unless waived by the Company, the Company receives an opinion from its counsel that [i] the Transfer does not cause the Company to lose its classification as a partnership for federal income tax purposes, and [ii] the Transfer, together with all other Transfers within the preceding twelve months, does not cause a termination of the Company for federal income tax purposes;

[d] The Transferor signs and delivers to the Company a copy of the assignment of the Ownership Interest to the Transferee;

[e] The Transferee signs and delivers to the Company its agreement to be bound by this Agreement; and

[f]   The Transfer is in compliance with the other provisions of this Article.

Notwithstanding the above, only the last two requirements will apply to a Transfer by operation of law and only the last three requirements will apply to a Transfer by intercorporate dividend, capital contribution, gift (or any other Transfer without consideration) to any other Permitted

Transferee. Except as the Company and the Transferee may otherwise agree, the Transfer of an Ownership Interest will be effective as of 12:01 a.m. (Mountain
Time) on the first day of the month following the month in which all of the above conditions have been satisfied. Upon the effective date, Section 6.2 will be deemed amended to reflect the new Ownership interests.

Notwithstanding anything to the contrary expressed or implied in this Agreement, the sale, assignment, transfer, pledge or other disposition of any direct or indirect interest in the Company is subject to the laws of the state of Colorado and the requirements, limitations and decisions of the Colorado Department of Gaming.

14.6 RIGHTS OF TRANSFEREES. Any Transferee of an Ownership Interest will, on the effective date of the Transfer, have only those rights of an assignee as specified in the Act and this Agreement unless and until such Transferee is admitted as a substitute Member. This provision limiting the rights of a Transferee will not apply if such Transferee is already a Member; provided that, any Member who resigns or retires from the Company in contravention of Section
5.8 will have only the rights of an assignee as specified in the Act and this Agreement. Any Transferee of all or any part of an Ownership Interest who is not admitted as a substitute Member in accordance with this Agreement has no right [a] to participate or interfere in the management or administration of the Company's business or affairs, [b] to vote or agree on any matter affecting the Company or any Member, [c] to require any information on account of Company transactions, or [d] to inspect the Company's books and records. The only right of a Transferee of all or any part of an Ownership Interest who is not admitted as a substitute Member in accordance with this Agreement is to receive the allocations and Distributions to which the Transferor was entitled (to the extent of the Ownership Interest transferred) and to receive required tax reporting information. However, each Transferee of all or any part of an Ownership Interest (including both immediate and remote Transferees) will be subject to all of the obligations, restrictions and other terms contained in the Agreement as if such Transferee were a Member. To the extent of any Ownership Interest transferred, the Transferor Member does not possess any right or power as a Member and may not exercise any such right or power directly or indirectly on behalf of the Transferee. The Members acknowledge that these provisions may differ from the rights of an assignee as set forth in the Act, and the Members agree that they intend, to that extent, to vary those provisions by this Agreement.

14.7 SECURITY INTEREST. The pledge or granting of a security interest, lien or other encumbrance in or against all or any part of a Member's Ownership Interest does not cause the Member to cease to be a Member or constitute an event of Withdrawal. Upon foreclosure or sale in lieu of foreclosure of any such secured interest, the secured party will be entitled to receive the allocations and Distributions as to which a security interest has been granted by such Member. In no event will any secured party be entitled to exercise any rights under this Agreement, and such secured party may look only to such Member for the enforcement of any of its rights as a creditor. In no event will the Company have any liability or obligation to any Person by reason of the Company's payment of a Distribution to any secured party as long as the Company makes such payment in reliance upon written instructions from the Member to whom such Distributions would be payable. Any secured party will be entitled, with respect to the security interest granted, only to the Distributions to which the assigning Member would be entitled under this Agreement, and only if, as and when such Distribution is made by the Company. Neither the Company nor any Member will owe any fiduciary duty of any nature to a secured party. Reference to any secured party includes any assignee or successor-in-interest of such Person.

                         ARTICLE 15: DISPUTE RESOLUTION

15.1 DISPUTES. Except as to any disputes for which injunctive relief may be available, in the event a dispute of any kind arises in connection with this Agreement (including any dispute concerning its construction, performance or breach), the parties to the dispute (who may be any combination of the Company and any one or more of the Members) will attempt to resolve the dispute as set forth in Section 15.2 before proceeding to arbitration as provided in Section
15.3. All documents, discovery and other information related to any such dispute, and the attempts to resolve or arbitrate such dispute, will be kept confidential to the fullest extent possible. This Article shall not apply to disputes arising under the Management Agreement.

15.2 NEGOTIATION. If a dispute arises, any party to the dispute will give notice to each other party. If the Company is not a party to the dispute, notice will be given to the Company. After notice has been given, the parties in good faith will attempt to negotiate a resolution of the dispute.

15.3 ARBITRATION. If, within 30 days after the notice provided in Section 15.2, a dispute is not resolved through negotiation or mediation, the dispute will be arbitrated. The parties to the dispute agree to be bound by the selection of an arbitrator, and to settle the dispute exclusively by binding arbitration in accordance with the following provisions:

[a] All parties to the dispute will collectively select one arbitrator. If they fail to do so within 45 days after the notice provided in Section 15.2, one or more parties will request the American Arbitration Association to submit a panel of five arbitrators who are qualified to resolve the matters in dispute from which the choice will be made. The party requesting the arbitration will strike first, followed by alternative striking until one name remains. A similar procedure will be followed if there are more than two parties. The parties may by agreement reject one entire list, and request a second list. If selection by the above method is not completed within 90 days after the notice provided in
      Section 15.2, or if there are more than four parties, then an arbitrator will be selected by the American Arbitration Association. The arbitrator so selected will then arbitrate the dispute in Denver, Colorado, and issue an award.

[b] To the extent consistent with the provisions of this Article, the arbitration will be conducted under the Commercial Arbitration Rules of the American Arbitration Association and in accordance with Colorado law. The arbitrators decision will be made pursuant to the relevant substantive law of the State of Colorado. The award of the arbitrator will be final, binding and non-appealable. Judgment on the award may be entered in any court, state or federal court having jurisdiction.

[c] The fees and expenses of the arbitrator, and the other direct costs of the arbitration, will be shared by the parties to the dispute in equal proportions. Each party to the dispute will bear all other costs and expenses as provided in Section 17.13. If one or more Members are included in the arbitration because of their membership or former membership in the Company, such group will collectively be treated as one party to the dispute (through the Company as a party).

                    ARTICLE 16: PRIVILEGED LICENSE PROTECTION

16.1 REGULATORY COMPLIANCE. Blackhawk Gold acknowledges that as a result of the transactions contemplated by this Agreement, Blackhawk Gold and its agents and Affiliates may be subject to licensing and other regulatory review and approval procedures ("Regulatory Review"), by any governmental or quasi-governmental agency which is authorized or empowered to regulate the gaming operations of Casino America and its Affiliates ("Regulatory Authority") in the jurisdictions in which Casino America and its Affiliates conduct or propose to conduct gaming activities including, without limitation, Colorado, Mississippi, Louisiana and Florida. Blackhawk Gold agrees to cooperate fully and to cause its Affiliates to cooperate fully with the representatives of all such Regulatory Authorities in making applications, supplying information, providing reports, attending licensing and other hearings, and otherwise cooperating with and complying with the requirements of all such Regulatory Authorities so as not to interfere with Casino America or its Affiliates ability to develop new business or to continue to conduct its existing business. Blackhawk Gold agrees that in the event the Board of Directors of Casino America reasonably determines based upon communications with a Regulatory Authority that Blackhawk Gold or any of its Affiliates is likely to be determined unsuitable by such Regulatory Authority and as a result Casino America of Colorado or its Affiliates may not be permitted to engage or to continue to engage in a gaming activity (collectively a "Licensing Problem"), then, within the lesser of 150 days of notice of such event from Casino America of Colorado to Blackhawk Gold or the applicable period prescribed by the appropriate Regulatory Authority (provided Casino America of Colorado timely notifies Blackhawk Gold of such a determination) Blackhawk Gold shall eliminate the Licensing Problem to the reasonable satisfaction of Casino America's Board or transfer its rights and obligations hereunder and its Ownership Interest to a Person reasonably acceptable to Casino America, who does not have a Licensing Problem, and such Person shall be accepted as a Member of the Company for all purposes. Any such transfer shall be subject to the terms and conditions contained in Section 14.5 hereof. In the event such transfer does not occur (or is not subject to a binding contract for a bona fide sale to a Third Party to close within thirty (30) days of the expiration of the one hundred fifty (150) day period described above), or the Licensing Problem is not eliminated within the prescribed one hundred fifty (150) day period, Blackhawk Gold shall immediately convey its Ownership Interest under the agreement to Casino America of Colorado or an Affiliate designated by Casino America of Colorado for the sum equal to its Capital Account balance determined as of the end of the most recent month preceding the date of transfer with such amount payable over a five
(5) year period with interest at the Prime Rate and without penalty for early payment thereof. The Members shall use their best efforts to submit all necessary and appropriate applications relating to obtaining a gaming license in Colorado within thirty (30) days of the execution of the Caesars Contract . All qualification and other expenses relating to the foregoing applications shall be borne by the respective parties submitting the applications; provided that the parties will be reimbursed by the Company for such expenses from the debt financing for the Project to the extent funds are available for this purpose.

16.2 NO UNSUITABILITY KNOWLEDGE. Neither Blackhawk Gold nor Casino America of Colorado is aware of any facts or circumstances which would make any Member or the officers, directors, managers, or owners (directly or indirectly) of such Member, a Person or entity unsuitable for licensing under applicable Colorado gaming laws, rules and regulations.

                         ARTICLE 17: GENERAL PROVISIONS

17.1 AMENDMENT. This Agreement may be amended by the unanimous written agreement of the Members. Any amendment will become effective upon such approval, unless otherwise provided. Notice of any proposed amendment must be given at least 5 days in advance of the meeting at which the amendment will be considered (unless the approval is evidenced by duly signed minutes of action). Any duly adopted amendment to this Agreement is binding upon, and inures to the benefit of, each Person who holds an Ownership Interest at the time of such amendment. Notwithstanding any other provision of this Agreement, with respect to any Transferee not admitted as a substitute Member, no amendment to Section 6.2 (relating to the general allocation rule for allocation of Profits or Losses),
Section 7.2 (relating to pro-rata Distributions), Section 13.2 (relating to Distributions in Liquidation) and Section 17.1 (relating to amendment of this Agreement) will be effective, nor will such Person be required to make an Additional Contribution, without such Person's written consent. Non-Material amendments relating to this Agreement or compliance with applicable law may be made by the Executive Committee.

17.2 REPRESENTATIONS. Each Member represents and warrants to each other Member that, as of the signing of this Agreement:

[a] Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized, and is a United States Person;

[b] Such Member has full power and authority to enter into and perform this Agreement;

[c] All actions necessary to authorize the signing and delivery of this Agreement, and the performance of obligations under it, have been duly taken;

[d] This Agreement has been duly signed and delivered by a duly authorized officer or other representative of such Member, and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws effecting creditors' rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

[e] No consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by such Member; and

[f] The signing, delivery and performance of this Agreement do not violate the organizational documents of such Member, or any material agreement to which such Member is a party or by which such Member is bound.

17.3 UNREGISTERED INTERESTS. Each Member [a] acknowledges that the Ownership Interests are being offered and sold without registration under The Securities Act of 1933, as amended, or under similar provisions of state law, [b] represents and warrants that such Person is an accredited investor as defined for federal securities laws purposes, [c] represents and warrants that it is acquiring an Ownership Interest for such Person's own account, for investment, and with no view to the distribution of the Ownership Interest, and [d] agrees not to Transfer, or to attempt to Transfer, all or any part of its Ownership Interest without registration under The Securities Act of 1933, as amended, and any applicable state securities laws, unless the Transfer is exempt from such registration requirements.

17.4 CONFIDENTIALITY. Subject to the next sentence, the Members will use their respective best efforts to keep all matters pertaining to the Project confidential except as required by law, or to the extent necessary to complete the Project or to carry on their other businesses and comply with requirements applicable to them. a Member may make such announcements, file such documents (including this Agreement) with the Securities and Exchange Commission, and other regulatory authorities, and otherwise take such actions to comply with the requirements of federal and state securities laws as it deems appropriate. To the extent reasonably practicable, each Member will provide the other with the portion of any such announcement or filing that refers to this Agreement and the transactions contemplated by it no later than concurrently with releasing or filing the same. Notwithstanding the foregoing, no announcement concerning this Operating Agreement or the Project may be made until the Caesars Contract is executed by the parties.

17.5 EXCLUSIVITY. During the term of this Agreement, no Member nor any of its Affiliates will seek to manage, develop or engage in a casino gaming operation in Gilpin County, Colorado except through this Agreement. Notwithstanding any other provision of this Agreement, the Members acknowledge and agree that Blackhawk Gold's interest in Gold Mountain Development shall not be a violation of this exclusivity restriction, provided such interest does not expand beyond the scope set forth on the attached Exhibit "E". Casino America of Colorado may, however, participate as an equal joint venture partner with Blackhawk Gold or its Affiliates in any hotel project proposed for the property described in Exhibit E provided (i) Casino America of Colorado is willing to make a contribution to such venture equal in value to the contribution to be made by Blackhawk Gold or its Affiliates and (ii) Casino America of Colorado shall have thirty (30) days from its receipt in writing of notice of the proposed venture (together with a reasonably detailed description of the project and the proposed terms of the venture) to accept or reject the opportunity. The Members agree that any such hotel or related project will have a permanent license to connect to and access the Project in a manner reasonably agreeable to the Company and not disruptive to the operation of the Project.

17.6 CONFLICTS. In the course of operating gaming at the Project, it is expected that information will be shared between the Project and other operations carried on by Affiliates of Casino America of Colorado and Blackhawk Gold. Also, Affiliates of Casino America of Colorado and Blackhawk Gold will be entitled to carry on existing gaming and hotel businesses, and to manage or develop any new gaming or hotel business anywhere in the world, subject to Section 17.5. In the course of operating any such gaming and hotel businesses, Casino America of Colorado and Blackhawk Gold and their respective Affiliates will be entitled to solicit customers in competition with the Project anywhere in the world including Gilpin County and any such activities shall not be deemed to be a conflict of interest or breach of any fiduciary obligation on the part of Casino America of Colorado or Blackhawk Gold.

17.7 WAIVER OF PARTITION RIGHT. Each Member waives and renounces any right that such Person may have prior to Dissolution and Liquidation to institute or maintain any action for partition with respect to any real property owned by the Company.

17.8 WAIVERS GENERALLY. No course of dealing will be deemed to amend or discharge any provision of this Agreement. No delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. a waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

17.9 EQUITABLE RELIEF. If any Person proposes to Transfer all or any part of such Person's Ownership Interest in violation of the terms of this Agreement, the Company or any Member may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed Transfer except upon compliance with the terms of this Agreement, and the Company or any Member may institute and maintain any action or proceeding against the Person proposing to make such Transfer to compel the specific performance of this Agreement. Any attempted Transfer in violation of this Agreement is null and void, and of no force and effect. The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

17.10 REMEDIES FOR BREACH. The rights and remedies of the Members set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise. Subject to the dispute resolution provisions of Article 14, the Members agree that all legal remedies (such as monetary damages) as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.

17.11 ORIGINAL. This Agreement is signed in two original documents that are to be delivered to each initial Member. a photocopy of this Agreement, as signed, will be delivered to each substitute or additional Member, and each such photocopy will be deemed to be an original document.

17.12 NOTICES. Any notices (including any communication or delivery) required or permitted under this agreement will be in writing and will be addressed as follows:

If to Casino America of Colorado:         Casino America of Colorado, Inc.
                                          Attention:        John Gallaway
                                          711 Washington Loop
                                          Biloxi, MS 39530

With a copy to:                           Allan B. Solomon
                                          2200 Corporate Blvd., NW, Suite 310
                                          Boca Raton, FL 33431

If to Blackhawk Gold:                     Blackhawk Gold, Ltd.
                                          3040 Post Oak Boulevard, Suite 675
                                          Houston, Texas  77056
                                          Telephone:        (713) 621-2245
                                          Telecopier:       (713) 621-6919
                                          Attention:        H. Thomas Winn

With a copy to:                           Adams & Reese, L.L.P.
                                          1221 McKinney, Suite 4400
                                          Houston, Texas  77010
                                          Telephone:        (713) 652-5151
                                          Telecopier:       (713) 652-5152
                                          Attention:  Mark W. Coffin

All notices may be made by mail, personal delivery, courier service or facsimile machine, and will be effective upon delivery. Any Member may change such Person's address by notice to each other Member.

17.13 COSTS. If the Company or any Member retains counsel for the purpose of enforcing or preventing the breach or any threatened breach of any provision of this Agreement or for any other remedy relating to it, then the prevailing party will be entitled to be reimbursed by the nonprevailing party for all costs and expenses so incurred (including reasonable attorneys' fees, costs of bonds, and fees and expenses for expert witnesses) unless the arbitrator or other trier of fact determined otherwise in the interest of fairness.

17.14 INDEMNIFICATION. Each Member hereby indemnifies and agrees to hold harmless the Company and each other Member from any liability, cost or expense arising from or related to any act or failure to act of such Member which is in violation of this Agreement.

17.15 PARTIAL INVALIDITY. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

17.16 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the Members with respect to its subject matter, and it supersedes all prior written and oral agreements. No amendment of this Agreement will be effective for any purpose unless it is made in accordance with Section 17.1.

17.17 BENEFIT. The contribution obligations of each Member will inure solely to the benefit of the other Members and the Company, without conferring on any other Person any rights of enforcement or other rights.

17.18 BINDING EFFECT. This Agreement is binding upon, and inures to the benefit of, the Members and their permitted successors and assigns; provided that, any Transferee will have only the rights specified in Section 14.6 unless admitted as a substitute Member in accordance with this Agreement.

17.19 FURTHER ASSURANCES. Each Member agrees, without further consideration, to sign and deliver such other documents of further assurance as may reasonably be necessary to effectuate the provisions of this Agreement.

17.20 HEADINGS. Article and section titles have been inserted for convenience of reference only. They are not intended to affect the meaning or interpretation of this Agreement.

17.21 TERMS. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural include the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense.

17.22 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado (except to the extent preempted by any federal law or the gaming laws of any state or governmental agency having jurisdiction over the affairs of any Member). Any conflict or apparent conflict between this Agreement and the Act will be resolved in favor of this Agreement except as otherwise required by the Act.

17.23 BROKERS FEES. The parties represent and warrant to one another that no brokers fees will be due and owing by the Company to any party in connection with this Operating Agreement. The parties do, however, acknowledge the investment banking fees that may be owed to Jefferies & Company, Inc. ("Jefferies") pursuant to that certain Engagement Agreement between Nevada Gold and Jefferies dated January 10, 1997, which agreement shall be expressly and fully assumed by the Company on the Transfer Date. However, the parties acknowledge and agree that neither the Company, Casino America nor Casino America of Colorado will be liable for any introduction fee in connection with this Operating Agreement or for any fee to D.E. Frey & Co.

17.24 GUARANTY. Nevada Gold hereby guarantees Blackhawk Gold's performance under this Agreement, and Casino America hereby guarantees Casino America of Colorado's performance under this Agreement.

IN WITNESS WHEREOF, the initial MEMBERS have signed this OPERATING AGREEMENT of ICB L.L.C. as of the date first set forth above, to be effective upon formation of the Company, notwithstanding the actual date of signing.

                              CASINO AMERICA  OF COLORADO, INC.
                                a Colorado corporation

                              By: /s/ ALLAN B. SOLOMON
                                  Executive Vice President

                              BLACKHAWK GOLD, LTD.,
                              a Nevada corporation

                              By: /s/ H. THOMAS WINN
                                      H. Thomas Winn, Manager

                              CASINO AMERICA, INC., a Delaware corporation, as guarantor of Casino America of Colorado, Inc.

                              By: /s/ ALLAN B. SOLOMON
                                  Executive Vice President

                              NEVADA GOLD & CASINOS, INC., a Nevada corporation, as guarantor of Blackhawk Gold, Ltd.

                              By: /s/ H. THOMAS WINN
                                      President

                                  APPENDIX I

                              OWNERSHIP INTERESTS




          Date                           Ownership Interests
          ----                           -------------------
 1.  April 25, 1997                 Casino America of Colorado, Inc.    51.6%
                                    Blackhawk Gold, Ltd.                48.4%

 2.

 3.

 4.

 5.

 6.

 7.

 8.

 9.

10.

                                   EXHIBIT "A"

                                   DEFINITIONS

Act: The Colorado Limited Liability Company Act, as amended from time to time.

Additional Contribution:      a capital contribution (other than the Initial
                              Contribution) that a Member makes to the Company, as described in Section 4.2.

Affiliate:                    An "Affiliate" of a Person means a Person directly
                              or indirectly controlling, controlled by or under common control with such Person. For this purpose and for purposes of the use of the term "control" in this Agreement, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement:                    This Operating Agreement, as amended from time to
                              time.

Annual Budget:                The Annual Budget for the Project.

Articles:                     The Articles of Organization of the Company as
                              filed under the Act, as amended from time to time.

Blackhawk Gold:               Blackhawk Gold, Ltd., a Nevada corporation, and
                              its Permitted Transferees (provided that any Transferee will become a substitute Member only in accordance with the Agreement).

Capital Account:              The book value capital account maintained under
                              Section 4.8.

Capital Contribution:         Any contribution by a Member to the Company which
                              is either an Initial Contribution or an Additional
                              Contribution.

Capital Transaction:          Any sale, exchange, condemnation (including any
                              eminent domain or similar transaction), casualty, financing, refinancing or other disposition with respect to any real or personal property owned by the Company which is not in the ordinary course of business.

Casino America of Colorado:   Casino America Corporation of Colorado, a Colorado
                              corporation, and its Permitted Transferees under the terms of this Agreement (provided that any Transferee will become a substitute Member only in accordance with this Agreement).

Casino Facility:              The casino to be developed as part of the Project.

Code: The Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of subsequent revenue laws).

Company: Isle of Capri Blackhawk L.L.C., as formed under the Articles and as operating under this Agreement.

Development Plan:             The outline for development of the Project,
                              attached hereto as Exhibit B, which may be supplemented at a later date to include detailed budgets, conceptual Project designs, entertainment themes, schedules for construction-related activities and the pre-opening of the Project facility.

Dissolution:                  The dissolution of the Company as provided in
                              Section 12.1.

Distribution:                 a distribution of money or other property made by
                              the Company with respect to an Ownership Interest.

Fair Market Value:            As to any property, the price at which a willing
                              seller would sell and a willing buyer would buy such property having full knowledge of the relevant facts, in an arm's- length transaction without time constraints, and without being under any compulsion to buy or sell, or the value otherwise agreed by the Members to be the Fair
                              Market Value.

Fiscal Year:                  The fiscal and taxable year of the Company as
                              determined under this Agreement, including both
                              12-month and short taxable years.

Increased Ownership Interest: That portion of the Ownership Interest of Casino
                              America of Colorado which is in excess of 52% and which it acquired as a result of making an Additional Contribution.

Initial Contribution:         The initial capital contribution that a Member
                              makes to the Company, as described in Section 4.1.

Initial Ownership:            The relative Ownership Interest of the Members
                              existing upon the execution of this Agreement entitling the holders thereof to all the benefits of ownership in the Company, but which Ownership
                              Interests may be changed from time to time as set forth in this Agreement.

Interest:                     The higher of (i) 14.50%, or (ii) the base rate of
                              the highest effective yield to maturity currently being paid by Casino America, Inc. to any third party lender, plus two percentage points; provided that, the interest rate may not exceed the highest rate allowed by governing law with respect to such loan.

Liability:                    The obligation to pay any judgment, settlement,
                              penalty, fine or reasonable expense (including attorneys' fees) incurred with respect to any Proceeding.

Liquidation:                  The process of terminating the Company and winding
                              up its business under Article 13 after its Dissolution.

Losses: The Company's net loss (including deductions) for any Fiscal Year, determined under Section 6.1.

Majority In Interest:         More than 50% of the Ownership Interests and more
                              than 50% of the positive Capital Account balances, as determined for federal income tax purposes and as defined under the Act.

Management Agreement:         That certain Management Agreement between the
                              Company and Casino America of Colorado, Inc. dated as of the date of this Operating Agreement concerning the management of the project, the form of which is attached as Exhibit D.

Member: a Person who is an initial Member of the Company, or who is subsequently admitted as a substitute or an additional Member as provided in this Agreement.

Net Operating Cash:           Cash receipts of the Company from other than a
                              Capital Transaction, less payment of [a] operating expenses (other than depreciation, amortization or similar non-cash allowances), [b] capital improvements and [c] debt service, as adjusted for additions to (or reduction of) cash reserves for any of the foregoing and for cash reserves for working capital and bankroll.

Notice: Written notice (including any communication or delivery), actually given pursuant to Section 17.12.

Ownership Interest:           With respect to each Person owning an interest in
                              the Company, all of the interests of such Person in the Company (including, without limitation, an interest in Profits and Losses of the Company, a Capital Account interest, and all other rights and obligations of such Person under this Agreement), expressed as a percentage (carried to the nearest one-thousandth of a percent, if other than an even percentage), as initially set forth in Section 1.3 and as subsequently changed in accordance with this Agreement.

Permitted Transferee:         a Person described in Section 14.3 to whom an
                              Ownership Interest may be transferred without compliance with a right of first refusal.

Person: An individual, corporation, trust, partnership, limited liability company, limited liability association, unincorporated organization, association or other entity.

Proceeding:                   Any threatened, pending or completed claim,
                              action, suit or proceeding, whether formal or informal, and whether civil, administrative, investigative or criminal.

Profits: The Company's net profit (including income and gains) for any Fiscal Year, determined under
                              Section 6.1.

Profits Interest:             Each Member's (or Transferee's) percentage
                              interest (carried to the nearest one-thousandth of a percent, if other than an even percentage), in the Profits of the Company, determined under
                              Section 6.2.

Project: The development and operation of a casino gaming facility and related facilities in Black Hawk, Colorado, as contemplated by this Agreement.

Regulations:                  The Treasury Regulations (including temporary
                              regulations) promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

Third Party:                  With respect to any Member, a Person other than an
                              Affiliate.

Third Party Offer:            a BONA FIDE, non-collusive, binding, arm's-length
                              written offer from a Third Party stated in terms of U.S. dollars.

Transfer:                     a sale, exchange, assignment or other disposition,
                              whether voluntary or by operation of law.

Transfer Date:                The date that the Initial Contributions are made
                              to the Company as set forth in Section 4.1.

Transferee:                   a Person to whom an Ownership Interest is
                              transferred in compliance with this Agreement.

Transferor:                   a Person who transfers an Ownership Interest in
                              compliance with this Agreement.

Withdrawal:                   The occurrence of an event with respect to a
                              Member which terminates membership in the Company, as provided in Section 12.2.

                                  EXHIBIT "B"

                            DEVELOPMENT PLAN OUTLINE

      The Project will consist of a casino, hotel, restaurants and entertainment area, will be developed in two phases and will consist of the following, subject to modification in accordance with the terms of the Operating Agreement:

                                    Phase 1          Phase 2       Total Project
                                 -------------    -------------    -------------
Casino Square Ft. ...........    30,000-35,000    12,500-17,500    42,500-52,500

  No. of Slots ..............    1,000-1,300      300-600          1,300-1,900

  No. of Tables .............    20-25            10-15            30-40

  No. of Poker Tables .......    10-15            5-10             15-25

Hotel Rooms .................    80-120           80-120           160-240

Food & Beverage

  Buffet Seats ..............    200-300          75-125           275-425

  Deli ......................    30-60            0                30-60

  Steak House ...............    75-100           0                75-100

Entertainment Seating .......    300-400          0                300-400

Parking Spaces ..............    1,000-1,200      400-600          1,400-1,800

      The parties acknowledge that the Proposed Development Plan set forth above is preliminary and may be modified, supplemented or refined as development progresses, in accordance with the terms of the Operating Agreement.

                                   EXHIBIT "C"

                 INITIAL CAPITAL CONTRIBUTION OF BLACKHAWK GOLD

1. Those portions of the properties which are set forth in blue on the boundary survey of Clear Mountain Surveying, Inc., dated August 26, 1996, under Job No. E209600, a true and correct copy of which is attached hereto and made a part hereof by reference, excluding the land commonly referred to as "Parcel C"; and,

2. That portion of the properties which is set forth in brown on the attached survey and which is commonly known as "Parcel D", which the parties acknowledge will be exchanged on or prior to the Transfer Date for that portion of the properties on the attached survey which is set forth in blue and white stripes and which is commonly known as "Parcel E2".

Subject to the following encumbrances:

a. a $350,000.00 lien created by that certain Deed of Trust dated May 11, 1995 in favor of River Oaks Trust Company on behalf of certain note holders; and,

B. The requirements of the United States Environmental Protection Agency as set forth in that certain Administrative Order on Consent dated June 6, 1995,

which encumbrances are subject to the provisions of Section 4.1[a] of the Operating Agreement.

The parties may substitute the attached survey with a more current survey setting forth metes and bounds.

                                    EXHIBIT D

                              MANAGEMENT AGREEMENT

                              MANAGEMENT AGREEMENT

      This MANAGEMENT AGREEMENT (the "Management Agreement"), dated as of this 25th day of April, 1997, is by and between CASINO AMERICA, INC., a Delaware corporation ("Manager"), and ICB L.L.C., a Colorado limited liability company ("Owner") and is effective as of the Transfer Date, as defined in the Operating Agreement.

                                    RECITALS:

      A. Owner proposes to acquire, construct, develop and equip a Casino Facility including a casino, restaurant and a hotel in Black Hawk, Colorado.

      B. Owner desires to have Manager manage the business operations of its Casino Facility and Manager desires to manage Owner's Casino Facility, all upon the terms and conditions of this Management Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Manager agree as follows:

1.    DEFINITIONS AND REFERENCES.

      1.1 DEFINITIONS. As used herein, the following terms shall have the respective meanings indicated below:

      (a) Annual Plan - The Annual Plan to be prepared by Manager and approved by Owner in accordance with the provisions of Section 6.2 hereof.

      (b) Casino Facility - The Casino Facility to be owned by Owner and operated in Black Hawk, Colorado by Manager. The Casino Facility may have gaming, hotel rooms, parking, food and beverage, gift shop and entertainment together with other related activities.

      (c) Commencement Date - The date upon which Owner first opens the Casino Facility to the public for business, which date shall be confirmed in writing by Owner and Manager.

      (d) Compensation - The direct salaries and wages paid to, or accrued for the benefit of, any executive or other employee, including, without limitation, employer's contributions under F.I.C.A., unemployment compensation or other employment taxes, pension fund contributions, Worker's Compensation, group life, accident, health and other insurance premiums, profit sharing, and retirement plans, disability and other similar benefits.

      (e) Operating Agreement - That certain Operating Agreement of Owner dated as of April 25, 1997 by and between Casino America of Colorado, Inc. and Blackhawk Gold, Ltd.

2.    SCOPE OF AGREEMENT, RESPONSIBILITIES.

      2.1 AUTHORITY OF OWNER. Owner shall determine the general policy with respect to the management of its Casino Facility and shall have all other decision making powers customarily afforded to an owner of a casino/hotel facility, as well as any additional powers reserved to Owner hereunder.

      2.2 AUTHORITY OF MANAGER. Subject to the foregoing general authority of Owner, and subject to the terms of this Management Agreement, Manager shall have the authority to exclusively supervise and direct the management and operation of the day-to-day activities of the Casino Facility for the account of Owner. Manager shall have the authority and responsibility (i) to determine operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Casino Facility and any other matters affecting operations and maintenance; (ii) to supervise and direct all phases of advertising, sales and business promotion for the Casino Facility; and (iii) to carry out all programs contemplated by the Annual Plan. Owner agrees that it will cooperate with Manager in every reasonable and proper way to permit and assist Manager to carry out its duties hereunder and comply with any conditions or restrictions, if any, placed upon Manager by any gaming authority.

      2.3 DUTIES AND OBLIGATIONS OF MANAGER. Manager shall take all actions which may, in its sole discretion, be reasonably necessary or appropriate in connection with the authority granted to it in accordance with the provisions of this Management Agreement. Manager shall devote to its responsibilities such time as may be reasonably necessary for the proper performance of all duties hereunder. The standard of performance by Manager in managing the Casino Facility shall be measured by commercial standards of reasonableness in the industry consistent with good business practices and policies. An organizational chart detailing the supervisory and management positions and all other employees of the Manager will be provided by Manager to Owner.

      2.4 CONSULTATION WITH OWNER. Notwithstanding the foregoing, Manager shall at all times keep Owner reasonably apprised and aware of all operating policies. Manager agrees to consult with Owner as frequently as Owner shall reasonably request to review operating policies and other matters referred to herein. Owner shall, at all times, have the right to enter the Casino Facility for the purpose of inspecting same and reviewing the operations. Owner agrees that it and its representatives will, at no time, act in a manner which is inconsistent with the authority granted to Manager.

3. CONDITIONS PRECEDENT TO IMPLEMENTATION OF AGREEMENT. Other than as set forth in the Operating Agreement, Owner and Manager shall apply for and maintain at Owner's expense any and all licenses and approvals required in order to implement the provisions of this Management Agreement. This Management Agreement is contingent upon the receipt of all such licenses and approvals.

4. TERM. The term of this Management Agreement shall continue until December 31, 2096, unless sooner terminated as hereinafter set forth.

5. PRE-COMMENCEMENT DATE RESPONSIBILITIES.

      5.1 OWNER'S RESPONSIBILITIES. Owner, without cost or expense to Manager, shall design, acquire, construct and equip the Casino Facility. All expenses and fees incident thereto shall be paid by Owner.

      5.2 MANAGER'S RESPONSIBILITIES. From the date of this Management Agreement to the Commencement Date, Manager shall be available to consult with Owner in designing, acquiring, constructing and equipping all assets to be used by Owner in the operation of the Casino Facility. Manager shall, at Owner's expense and with Owner's approval, also be responsible for the development and implementation of all pre-opening activities.

6.    OPERATION OF THE BUSINESS.

      6.1 PERMITS. Manager and Owner shall timely apply for, obtain and maintain all licenses and permits required to operate the business (other then gaming authority permits, licenses and approvals required to be obtained by parties other than owner or Manager), at Owner's expense.

      6.2 ANNUAL PLAN.

            6.2.1 PREPARATION. With such cooperation and assistance of Owner as Manager may request, Manager shall prepare for Owner's review and approval not less than thirty (30) days in advance of each fiscal year, an Annual Plan for approval by Owner, which shall include:

            (a) a forecast comprised of estimated income and expenses by month for the coming fiscal year;

            (b) an estimated cash flow projection by month, and an estimate as to the amount of funds needed for working capital requirements;

            (c) a budget covering estimated expenditures for capital improvements;

            (d)   an annual marketing plan; and

            (e) an organizational chart of Owner, as of the date of the Annual Plan, listing all employees' names, positions and compensation (including key employees whether employees of Owner or charged to Owner).

Manager shall not be deemed to have made any guarantee or warranty in connection with the results of operations or performance set forth in the Annual Plan since the parties acknowledge that the Annual Plan is intended to set forth objectives and goals based upon Manager's best judgment of the facts and circumstances known by Manager at the time of preparation.

            6.2.2 OWNER'S REVIEW AND APPROVAL. The Annual Plan will be subject to the approval of Owner, which approval will not be unreasonably withheld or delayed. Owner shall approve or disapprove the Annual Plan within twenty (20) days after submission to Owner. If Owner fails to provide written notice to Manager of any specific objections to a proposed Annual Plan within such twenty
(20)-day period, such Annual Plan shall be deemed to have been approved by Owner as submitted. In the event Owner disapproves or raises any objections to the proposed Annual Plan or any revisions thereto, Owner and Manager agree to cooperate with each other in good faith to resolve the dispute. Owner agrees, consistent with the Annual Plan, to provide the funds necessary to operate the Casino Facility.

            6.2.3 COMPLIANCE. Manager shall use all reasonable efforts to comply with the Annual Plan and shall not deviate in any substantial respect therefrom. In the event Manager encounters circumstances which require unexpected expenditures not foreseen at the time of preparation of the Annual Plan and which Manager deems reasonably necessary, Manager may without Owner's approval, make or cause to be made on account of Owner, any expenditures, provided, however, that no such expenditures shall be made in violation of the applicable provisions of the Operating Agreement. Manager, without Owner's approval, on a monthly basis with full reporting to Owner, shall be entitled to increase the total expenses budgeted within the Annual Plan by a percentage approved by Owner to cover any expenditures that were underestimated at the time the Annual Plan was prepared and that are reasonably necessary in Manager's sole discretion, to carry out the provisions of this Agreement. Owner and Manager agree to cooperate with each other in good faith in resolving disputes. Policy changes not anticipated in the Annual Plan shall be submitted to Owner for approval, which approval shall not be unreasonably delayed or withheld.

            6.2.4 SPECIFIC MATTERS. The description of specific matters hereinafter stated are in every respect subject to the prior approval of Owner as part of its approval of the Annual Plan.

      6.3   PERSONNEL.

            6.3.1 GENERAL. Manager, for the account of Owner, shall hire, supervise, direct, discharge and determine terms of employment of all personnel working for the Casino Facility. An organizational chart detailing the specific type of personnel and functions shall be provided to Owner by Manager. The determination of Compensation for all employees shall be part of the Annual Plan approved by Owner.

            6.3.2 KEY EMPLOYEES. The key employees may include, but are not limited to, the general manager, director of gaming, director of food, beverage and entertainment, director of marketing and director of finance and may, at the option of Manager and with prior approval of Owner, be employees of Manager. Owner shall reimburse Manager for the Compensation of such employees working for the Casino Facility or primarily on behalf of Owner in connection with the Casino Facility.

            6.3.3 PERSONNEL EXPENSES AND COMPENSATION. Subject to the above, it is expressly understood and agreed that all other personnel of Owner are in the sole employ of Owner.

            6.3.4 PROFESSIONAL AND OTHER SPECIALISTS. Manager shall have the right to retain legal counsel and such other professionals, consultants and specialists as Manager deems necessary or appropriate in connection with the operation of the Casino Facility. The selection of all professional firms shall be subject to Owner's prior approval.

      6.4 SALES, MARKETING AND ADVERTISING. Manager shall advertise and promote the Casino Facility for Owner's account and shall institute and supervise a sales and marketing program. Manager, in its sole discretion, may cause participation in sales and promotional campaigns and activities involving complimentary passage, food and beverages to travel agents, tourist officials and airline representatives.

      6.5 OTHER SERVICES PROVIDED BY MANAGER. Other services, such as data processing, reservation system, internal audit, etc. may be provided by Manager to Owner at an additional cost on a commercially reasonable basis, or may be contracted for separately.

      6.6 MAINTENANCE AND REPAIR. Owner shall be responsible for maintaining the property utilized in the business in good repair and condition. To implement Owner's responsibility, Manager shall, on behalf of Owner, and at Owner's expense, make or cause to be made, all repairs, replacements, corrections and maintenance items as shall be required in the normal and ordinary course of operation of the business.

      6.7 CAPITAL EXPENDITURES. Owner recognizes the necessity of capital improvements and shall expend such amount for capital improvements as shall be required in the normal and ordinary course of operation of the business in conformity with the amounts approved as part of the Annual Plan.

      6.8 REIMBURSEMENT. In addition to the Compensation provided for in Section 9 of this Management Agreement, Manager shall be entitled to be reimbursed for the reasonable travel and entertainment expenses of all officers and employees of Manager incurred in performing its duties hereunder in connection with any phase of the operation of the Casino Facility. In addition, if employees of Manager on a specific assignment for the benefit of the Casino Facility are in a position that would otherwise be filled by an employee of Owner, then Manager shall be entitled to be reimbursed by Owner for the Compensation payable to such employees while working for the Casino Facility. However, Manager shall not be entitled to reimbursement for the compensation of any other employee unless otherwise provided in this Management Agreement. Manager shall be entitled to all reimbursements authorized under this Section 6.7, or under any other provision of this Agreement, provided that all such reimbursements shall be made in a manner which is consistent with the provision of the Annual Plan or as otherwise agreed with Owner.

7.    FISCAL MATTERS.

      7.1 ACCOUNTING MATTERS AND FISCAL PERIODS.

            7.1.1 BOOKS AND RECORDS. Manager shall maintain, or cause to be maintained, at Owner's expense, full and complete books of account and such other records as are necessary to reflect the operating results of the Casino Facility. Manager shall also prepare and file for Owner, at Owner's expense, all informational and/or tax returns which may be required by any governmental authority.

            7.1.2 REPORTS TO OWNER. Manager, at Owner's expense, shall deliver or cause to be delivered to Owner, monthly financial statements, which shall include a statement of cash flows, and monthly comparison of operational income and expenses versus the Annual Plan.

            7.1.3 OWNER'S RIGHT TO AUDIT. Owner and the individual members of the limited liability company reserve the right upon reasonable prior notice, to perform any and all additional audit procedures relating to the business where accounting books and records are kept.

      7.2 BANK ACCOUNT. All bank accounts for the Casino Facility shall be in the name of Manager, as agent for Owner. Owner and Manager shall agree on the procedures for withdrawals and deposits of funds. Manager shall have the right to designate individuals to disburse funds from the business bank accounts to pay all costs and expenses of managing, operating and maintaining the business and its properties, including authorized capital expenditures and management fees due to Manager. Owner agrees that at all times during the term of this Management Agreement, a bank balance as approved in the Annual Plan shall be maintained in an amount necessary to provide sufficient working capital to assure the uninterrupted and efficient operation of the business. Excess funds shall be disbursed to Owner.

8.    TITLE, OTHER MATTERS.

      8.1 COVENANT OF TITLE. Owner shall enable Manager to peaceably and quietly operate the business in accordance with the terms of this Management Agreement.

      8.2 PROPRIETARY INFORMATION. All specifically identifiable information developed by Manager for Owner shall be the property of both Manager and Owner. All existing information of Manager previously developed by Manager at Manager's expense, including, without limitation, all customer lists, gaming and marketing strategies and other similar information, shall be the property of Manager and not Owner and neither Owner nor any of its affiliates or successors may use such proprietary information without the consent of Manager, which consent shall not be unreasonably withheld. The parties agree that Proprietary Information does not include information which is clearly available in the public domain.

      8.3   NAME.

            8.3.1 Owner hereby acknowledges that Manager is the sole owner of all right, title and interest in and to the service mark and trade name "Isle of Capri" as used in connection with the operation of the Casino Facility, and that Owner's rights to use the aforesaid service mark and trade name derive solely from and are limited to this Section 8.3.

            8.3.2 Manager hereby grants to Owner the non-exclusive license to use "Isle of Capri" as a service mark and as part of this trade name solely in connection with the operation of the Casino Facility. Owner agrees not to use said name and mark in any other business. Owner's rights hereunder shall extend only to operations in the city of Blackhawk, Colorado and to the promotion and marketing of Owner's gaming activities in a manner generally consistent with the marketing and promotional activities of Manager and its Affiliates. All use of "Isle of Capri" as a service mark and as part of its trade name shall inure to the benefit of Manager.

            8.3.3 Manager shall have the right to control the nature and quality of all services to which the "Isle of Capri" name and mark is used hereunder.

            8.3.4 Owner agrees to display and use the "Isle of Capri" name and mark only in the manner authorized by Manager and approved by Manager. If Owner desires to make any change in said display and use, it shall first submit such change to Manager for its approval.

            8.3.5 Owner will not register or attempt to register "Isle of Capri" as any part of its own name or marks, and will cooperate fully as requested by Manager in connection with any registration by Manager of said mark.

            8.3.6 Owner will promptly inform Manager of any infringement of the "Isle of Capri" name or mark or of any protest by others to Owner concerning its use of such name and mark, and will cooperate fully with Manager in connection with any litigation, administrative proceedings or protests which Manager deems desirable in connection with the protection of or maintenance of rights to make decisions concerning the initiation, defense, compromise or settlement of any action involving such name or mark.

            8.3.7 If Manager should determine that Owner is in breach of this
Article 8 and the services sold or offered under the "Isle of Capri" name and mark hereunder are deficient and are not of satisfactory quality in the sole discretion of Manager, it shall so inform Owner in writing, whereupon Owner shall have thirty (30) days within which to cure said breach and deficiency. If Owner does not cure said breach and deficiency within that time to the satisfaction of Manager, its right to use the "Isle of Capri" name and mark shall forthwith terminate notwithstanding the term of this license.

            8.3.8 If Owner files a petition in bankruptcy or is adjudicated a bankrupt, if a petition in bankruptcy is filed against Owner, if it becomes insolvent or makes an assignment for the benefit of creditors or any arrangements pursuant to any bankruptcy law, if Owner discontinues its business or a receiver is appointed for it or its business, the license granted hereunder shall terminate, and all use of the "Isle of Capri" name and mark shall cease.

            8.3.9 Unless earlier terminated pursuant to a breach of this Section
8.3 as set forth in Section 8.3.7 or Section 8.3.8, Owner's license to use the "Isle of Capri" name and mark hereunder shall terminate upon termination of this Agreement.

            8.3.10 Upon termination of Owner's rights to use the "Isle of Capri" name and mark for any reason hereunder, Owner shall immediately take steps to effect a change of its trade marks, service marks, trade names and assumed names so as to remove from it the words "Isle of Capri" or any confusingly similar mark or terms.

            8.3.11 Owner may not assign, sublicense or otherwise transfer any of its rights under this Section 8.3 to any third party without the prior written consent of Manager, which consent may be arbitrarily withheld.

      8.4 OUTSIDE ACTIVITIES OF PARTIES. This Management Agreement shall be limited to the purposes set forth herein and nothing in this Management Agreement, whether by implication or otherwise, shall be construed to extend the relationship of the parties beyond such purposes. Each party acknowledges that the other party and their respective affiliates are or may hereafter become interested, directly or indirectly, by ownership, contract, agency or otherwise, in business opportunities which are not within the purpose of this Management Agreement and which may compete with or otherwise affect all or some aspects of the Casino Facility. However, both parties agree that they will not compete in any gaming activities in

Gilpin County, Colorado during the Term except as permitted under the Operating Agreement.

9.    COMPENSATION OF MANAGER.

      9.1 In consideration for the services to be performed by Manager after the Commencement Date, Manager shall be entitled to an annual management fee equal to two percent (2%) of Revenues (as defined below), plus ten percent (10%) of Operating Income (as defined below), but such fee shall not, in the aggregate, exceed four percent (4%) of Revenues.

            (a) Revenues means all revenues, less sales tax on such revenues, determined on an annual basis received from the following sources: (i) gross gaming receipts from the Casino Facility, less 50% of applicable gaming and admission taxes from the operation of gaming in the Casino Facility; (ii) hotel operations; (iii) food and beverage operations; (iv) all parking fees; (v) all revenues generated from gift shops and arcades; (vi) other revenues, fees and income, which are attributable to the operation of the Casino Facility. Revenues derived from non-operating activities, such as the sale of capital assets are excluded from the definition of Revenues.

            (b) Operating Income means the income of the Casino Facility before any management fee paid to Manager, distributions to Members of Owner, interest, depreciation, amortization and write-off or start-up and pre-opening type expenses and income taxes.

            (c) The fee shall become due and payable ten (10) days after the end of each month based upon the Revenues and Operating Income for the previous month. Payment of such compensation may be paid to Manager by withholding Revenues it has received for Owner's account; provided, however, that the fee shall be accrued as a liability and not paid to the extent that Owner has not generated sufficient cash flow to pay such fee. For these purposes, cash flow shall be determined before capital expenditures and distributions to Members of Owner.

10.   INSURANCE.

      10.1 COVERAGE. Owner, for the benefit of both Owner and Manager, shall maintain adequate insurance during the term of this Agreement. The type and amount of coverage shall be approved by Owner.

      10.2  POLICIES AND ENDORSEMENTS.

            10.2.1 POLICIES. All insurance coverage provided for hereunder shall be effected by policies issued by insurance companies with sound and adequate financial responsibility, or by self-insurance programs of either Manager or Owner. Either party shall be entitled to object to an insurance company. Owner shall deliver to the Manager duplicate copies of the insurance policies or certificates of insurance with respect to all of the policies of insurance so procured, including existing, additional and renewal policies, and in the case of insurance about to expire, shall deliver duplicate copies of the insurance policies or insurance certificates with respect to the renewal policies to the other party not less than thirty (30) days prior to the respective dates of expiration.

            10.2.2 ENDORSEMENT. All insurance shall, to the extent obtainable, have attached thereto:

            (a) an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days' prior written notice to Owner and Manager; and

            (b) an endorsement to the effect that no act or omission of Owner or Manager shall affect the obligation of the insurer to pay the full amount of any loss sustained.

            (c) Owner and its members shall be named as additional insureds on all policies.

            10.2.3 NAMED INSUREDS. All policies of insurance shall be carried in the name of Owner and Manager. All liability policies shall name Owner and Manager, and their respective members, managers, directors, officers, agents and employees, as additional insureds.

11.   INDEMNIFICATION.

      11.1 INDEMNIFICATION. Manager agrees to indemnify and hold Owner free and harmless from any loss, liability, claim, demand, legal proceeding or cost (including attorneys' fees, costs, expenses and other charges) which is not covered by insurance proceeds and which Owner may sustain, incur or assume as a result, or relative to, any allegation, claim, civil or criminal action, proceeding, charge or prosecution, including but not limited to, injuries to persons or damage to the Casino Facility or its operations or any matters arising out of the employment or compensation of employees or former employees of Manager (collectively "Claims") which may be alleged, made, instituted or maintained against Manager or Owner, jointly or severally, arising out of or based upon the management, operation, condition or use of the Casino Facility; the performance or non-performance of the Management Agreement by Manager, its agents or employees; or acts or failure to act of Manager, its employees, agents or general contractors; provided, notwithstanding the foregoing, Manager shall not be liable to indemnify and hold Owner harmless from any such loss, liability or cost which results from the negligence of Owner, its agents or employees.

      11.2  RELATED MATTERS.

            11.2.1 LEGAL FEES, ETC., PROCEDURES. Manager shall reimburse Owner for any legal fees and costs, including attorney's fees and other litigation expenses, incurred by Owner in respect to which indemnity is granted hereunder. If Claims are asserted or threatened, or if any action or suit is commenced or threatened with respect thereto, for which indemnity may be sought against Manager hereunder, Owner shall notify Manager in writing within thirty (30) days after Owner shall have had actual knowledge of the threat, assertion or commencement of the Claims, which notice shall specify in reasonable detail the matter for which indemnity may be sought. Manager shall have the right, upon notice to Owner given within thirty (30) days of its receipt of Owner's notice, to take primary responsibility for the prosecution, defense or settlement of such matter and payment of expenses in connection therewith. Owner shall provide, without cost to Manager, all relevant records and information reasonably required by Manager for such prosecution, defense or settlement and shall cooperate with Manager to the fullest extent possible. Owner, at Owner's sole cost and expense, shall have the right to employ its own counsel in any such matter with respect to which Manager has elected to take primary responsibility for prosecution, defense or settlement.

            11.2.2 INDEMNIFIED PARTIES. The indemnities contained in this
Section 11 shall run to the benefit of both Owner and its affiliates, and its directors, officers, shareholders and employees.

            11.2.3 SURVIVAL. The provisions of this Section 11 shall survive any cancellation, termination or expiration of this Management Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all claims which are subject to the provisions of this
Section 11.

12.   DAMAGE TO AND DESTRUCTION OF THE BUSINESS.

      12.1 RESTORATION. Provided that there are sufficient insurance proceeds, in the event fire or other casualty shall damage or destroy the property used in the Casino Facility, Owner shall be required to repair, restore or replace the same to the extent as may be limited by insurance proceeds. If there are not sufficient insurance proceeds and Owner no longer desires to operate the Casino Facility, Manager shall have the option, exercisable within ninety (90) days of such casualty, to obtain the license to operate the Casino Facility subject to appropriate regulatory approval. Owner shall use its best efforts to assist Manager in obtaining the license. In the event fire or other casualty shall damage or destroy the Casino Facility, Owner shall have the choice of repairing, restoring or replacing the same to the extent as may be limited by insurance proceeds. If Owner determines that it is not in its best interest to restore the Casino Facility, the Management Agreement will terminate.

13.   DEFAULT AND TERMINATION.

      13.1 EVENTS OF DEFAULT. It shall be an event of default hereunder (an "Event of Default") if Manager or Owner (the "Defaulting Party") as hereinafter defined fails to keep, perform or observe any material covenant, obligation or agreement required to be kept, performed or observed by such party under the terms of this Management Agreement, followed by written notice of such breach, default or non-compliance from the other party (the "Non-Defaulting Party" as hereinafter defined) to the Defaulting Party and the Defaulting Party fails to remedy or correct such breach, default or non-compliance within thirty (30) days after receipt of such notice. If the breach, default or non-compliance is other than payment of money and is of a nature such that it cannot reasonably be cured within such thirty (30) day period, the period for curing the default shall be extended so long as the Defaulting Party commences immediately and expediently as possible to cure the breach, default or non-compliance within such thirty
(30) day period.

      13.2  TERMINATION.

            13.2.1 GENERAL. If an Event of Default occurs and has not been cured, this Management Agreement shall terminate at the election of the Non-Defaulting Party. Notice of termination pursuant to this Section 13 may be given by the Non-Defaulting Party to the Defaulting Party at any time prior to the curing of such Event of Default, and such termination shall be effective as of the date specified in such notice of termination, which date shall be not less than sixty (60) nor more than one hundred twenty (120) days after the date of such notice. Notwithstanding the foregoing, if the Event of Default pertains to the payments of money, Manager may cease the discharge of its responsibilities hereunder effective upon the expiration of the thirty (30)-day notice referenced in Section 13.1 hereof. Manager shall receive all funds due to it at the time of Termination.

            13.2.2 TERMINATION. In addition to the foregoing, this Management Agreement shall terminate upon any of the following events:

            (a) The mutual agreement of the parties; or

            (b) The inability of either party to receive or maintain the licenses to perform their obligations hereunder; or

            (c) Manager shall

                  (i) apply for or consent to the appointment of, or taking possession by, a receiver, custodian, trustee, liquidator or other similar official of all of its assets;

                  (ii)  make a general assignment for the benefit of creditors;

                  (iii) be adjudicated as bankrupt or insolvent or have an order for relief entered with respect thereto; or

                  (iv) file a voluntary petition, commence a voluntary case under the federal bankruptcy laws as now or hereafter constituted or file a petition or an answer seeking reorganization or any arrangement with creditors or take advantage of any bankruptcy, reorganization, insolvency, readjustment of debts, dissolution or liquidation law or statute.

            13.2.3 WAIVER. The waiver of any one Event of Default shall not be construed as the waiver of any other Event of Default.

      13.3 REMEDIES CUMULATIVE. Except as herein provided to the contrary, the termination of this Management Agreement by the Non-Defaulting Party upon an Event of Default shall be without damages, injunctions, specific performance or other legal or equitable remedies by reason of any breach, default or non-compliance by the Defaulting Party with such Defaulting Party's covenants, obligations and agreements hereunder. Except as to any disputes for which injunctive relief would be an appropriate remedy, in the event a dispute of any kind arises in connection with this Agreement (including any dispute concerning its construction, performance or breach), the parties to the dispute will attempt to resolve the dispute as set forth in Section 13.4 before proceeding to arbitration as provided in Section 13.5. All documents, discovery and other information related to any such dispute, and the attempts to resolve or arbitrate such dispute, will be kept confidential to the fullest extent possible.

      13.4 NEGOTIATION. If a dispute arises, any party to the dispute will give notice to each other party. If Owner is not a party to the dispute, notice will be given to Owner. After notice has been given, the parties in good faith will attempt to negotiate a resolution of the dispute.

      13.5 ARBITRATION. If, within 30 days after the notice provided in Section 13.4, a dispute is not resolved through negotiation or mediation, the dispute will be arbitrated. The parties to the dispute agree to be bound by the selection of an arbitrator, and to settle the dispute exclusively by binding arbitration in accordance with the following provisions:

            (a) All parties to the dispute will collectively select one arbitrator. If they fail to do so within 45 days after the notice provided in
Section 13.4, one or more parties will request the American Arbitration Association to submit a panel of five arbitrators who are qualified to resolve the matters in dispute from which the choice will be made. The party requesting the arbitration will strike first, followed by alternative striking until one name remains. A similar procedure will be followed if there are more than two parties. The parties may by agreement reject one entire list, and request a second list. If selection by the above method is not completed within 90 days after the notice provided in
Section 13.4, or if there are more than four parties, then an arbitrator will be selected by the American Arbitration Association. The arbitrator so selected will then arbitrate the dispute in Denver, Colorado, and issue an award.

            (b) To the extent consistent with the provisions of this Article, the arbitration will be conducted under the Commercial Arbitration Rules of the American Arbitration Association and in accordance with Colorado law. The arbitrator's decision will be made pursuant to the relevant substantive law of the State of Colorado. The award of the arbitrator will be final, binding and non-appealable. Judgment on the award may be entered in any court, state or federal, having jurisdiction.

            (c) The fees and expenses of the arbitrator, and the other direct costs of the arbitration, will be shared by the parties to the dispute in equal proportions. Each party to the dispute will bear its other respective costs and expenses. If one or more Members are included in the arbitration because of their membership or former membership in Owner, such group will collectively be treated as one party to the dispute (through Owner as a party).

14.0   NOTICES.

      14.1 NOTICES. Every notice, demand, consent, approval or other document or instrument required or permitted to be served upon any of the parties hereto shall be in writing and shall be deemed to have been duly served on the day of mailing, and shall be sent by registered or certified United States Mail, postage prepaid, return receipt requested, addressed to the respective parties at the addresses stated below:

If to Manager:    John M. Gallaway, President
                  or his designee Manager
                  711 Washington Loop
                  Biloxi, MS 39530

With copies thereof to the following:

                  Allan B. Solomon, Esq.
                  2200 Corporate Blvd. NW
                  Suite 310
                  Boca Raton, FL 33434

If to Owner:      Isle of Capri Black Hawk L.L.C.
                  711 Washington Loop
                  Biloxi, MS 39530

                  Attention:        John M. Gallaway

With copies thereof to the following:

                  H. Thomas Winn, President, or his designee,
                  Nevada Gold and Casinos, Inc.
                  3040 Post Oak Boulevard, Suite 675
                  Houston, TX 77056

or to such other address as either Manager or Owner may have specified in a notice duly given as required herein to the other.

15.0   RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS.

      15.1 RELATIONSHIP. Manager and Owner shall not be construed as joint venturers or partners of each other by reason of this Management Agreement and neither shall have the power to bind or obligate the other except as specifically authorized and set forth in this Management Agreement. Nevertheless, Manager is granted such authority and powers as may be reasonably necessary for it to carry out the provisions of this Management Agreement. This Management Agreement, either alone or in conjunction with any other documents, shall not be deemed to constitute or create a lease of all or any portion of the Casino Facility.

      15.2 CONTRACTUAL AUTHORITY. Subject to the limitations thereon set forth in this Management Agreement, and in conformity with the Annual Plan, Manager is authorized to make, enter into and perform in the name of, for the account of, on behalf of and at the expense of Owner any contracts and agreements (including, but not limited to bank accounts) which are reasonably necessary and appropriate to carry out and place in effect the terms and conditions of this Management Agreement. Copies of all executed contracts shall be immediately conformed and furnished to Owner.

      15.3 FURTHER ACTIONS. Owner and Manager agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Management Agreement and the intent hereof.

16.0 APPLICABLE LAW. This Management Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. If any of the terms and provisions hereof shall be held invalid or unenforceable for any reason, such validity or unenforceability shall in no event affect any of the other terms or provisions hereof, all such other terms and provisions to be held valid and enforceable to the fullest extent permitted by law; provided, however, that in the event any material part of Owner's obligations under this Management Agreement shall be declared invalid or unenforceable, Manager shall have the option to terminate this Management Agreement.

17.0   MISCELLANEOUS.

      17.1 SUCCESSORS AND ASSIGNS. Manager shall not assign the whole or any portion of this Management Agreement or any payments due Manager hereunder, without the unanimous consent of the Members of Owner, which consent will not be unreasonably withheld, except that Manager may make such an assignment, without Owner's or the Members' consent, to a Permitted Transferee as defined in the Operating Agreement Owner shall not assign the whole or any portion of this Agreement, except to an affiliate of Owner, without Manager's consent, except as collateral for any financing obtained in connection with the development and/or operation of the Casino Facility. If the Agreement is assigned to an affiliate of Owner, Manager shall continue to be responsible under this agreement.

      17.2 FORCE MAJEURE. If at any time it becomes necessary in Manager's or Owner's reasonable opinion to cease operation of all or part of the Casino Facility to protect the Casino Facility or the health, safety or welfare of guests or employees of the Casino Facility for reasons of force majeure, such as, but not limited to, weather, acts of war, insurrection, civil strife and commotion, labor unrest, contagious illness, catastrophic events, or acts of God, then in such event Manager or Owner may close and cease operations of all or part of the Casino Facility, reopening and commencing operation when Manager and Owner determine in good faith that such may be done without jeopardy to the Casino Facility, its guests and employees. Neither party shall be liable for failure to perform any obligation hereunder (other than to pay money) when prevented by any force majeure cause not reasonably within the control of such party, such as strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation to which such force majeure applies shall be extended for a period of time equivalent to the delay from such cause.

      17.3 AUTHORIZATION. Owner and Manager represent to the other that it has full power and authority to execute this Management Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.

      17.4 INTEREST. Any amount payable to a party hereunder which shall not be paid when due, shall accrue interest at the prime rate as published from time to time in the Wall Street Journal.

      17.5 ENTIRE AGREEMENT: AMENDMENTS. This Management Agreement sets forth the entire and only agreement or understanding between Owner and Manager relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and representations in respect hereof among them. Owner has not relied on any projection of earnings or statements as to the possibility of future success or other similar matters which may have been prepared by Manager or Owner, or any of their respective affiliates, and understands that no guaranty is made or implied by Manager or its affiliates as to the cost or the future financial success of the operations being managed hereunder. This Management Agreement may not be amended in any respect except by an instrument in writing signed by Owner and Manager.

      17.6 SURVIVAL OF COVENANTS. Any covenant, term or provision of this Management Agreement which, in order to be effective, must survive the termination of this Management Agreement, shall survive any such termination.

      17.7 NO WAIVER. No waiver by either party of a breach by the other party of any of the terms, covenants or conditions of this Management Agreement, shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default of either party hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect default other than as specified in said waiver.

      17.8 COMPLIANCE. In performing its obligations under this Management Agreement, Manager shall comply with all present and future laws, ordinances and all rules and regulations, requirements and orders of all governmental authorities and shall obtain all licenses and permits required to perform such obligations and shall file all returns and reports lawfully required of Manager in connection with its duties hereunder, including, but not limited to, income tax withholding returns, Federal Insurance Contributions Act returns and reports, Federal Unemployment Tax Act and worker's compensation returns and reports, sales and use tax returns (and shall timely pay all contributions, taxes, costs and other amounts due thereunder). All of the foregoing returns and reports shall be maintained as a part of the books and records of Manager.

      17.9 HEADINGS. The headings hereunder are used for convenience only and shall not affect the construction or interpretation of any provision hereof.

      17.10 COUNTERPARTS. For the convenience of the parties hereto, this Management Agreement may be executed in several original counterparts, each of which shall be deemed an original for all purposes and all such counterparts shall constitute but one and the same agreement.

      17.11 COMMERCIAL REASONABLENESS. Anything contained in this Management Agreement to the contrary notwithstanding, all contracts and agreements entered into by Manager hereunder shall be commercially reasonable.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Management Agreement as of the date and year first above written.

CASINO AMERICA, INC.,                     ICB, L.L.C.,
a Delaware corporation                    a Colorado limited liability company

                                          By:  Casino America of Colorado, Inc.,
                                                Member
By: /s/ ALLAN B. SOLOMON
Its: Executive Vice President
                                               By: /s/  ALLAN B. SOLOMON
                                               Title: Executive Vice President


                                               Blackhawk Gold, Ltd., Member

                                               By: /s/ H. THOMAS WINN
                                               Title: Manager

                                    EXHIBIT E

                       SCOPE OF GOLD MOUNTAIN DEVELOPMENT

      Commercial and residential real estate activity of any kind, including the operation of developed commercial and residential projects, by Nevada Gold & Casinos, Inc., Blackhawk Gold, Ltd., or any of their affiliates, including Gold Mountain L.L.C., on lands primarily located to or in the vicinity of the Gaming District of Black Hawk, Colorado, and lands located in sections 7, 17 and 18 of Gilpin County, Colorado, but not limited to those specific areas, PROVIDED, HOWEVER, that such activity shall not include any state regulated gaming activities.